                                                             OMB APPROVAL
                                                      --------------------------
                                                      OMB Number:      3235-0059
                                                      Expires: February 28, 2006
                                                      Estimated average burden
                                                      hours per response...12.75

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                           West Bancorporation, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     5) Total fee paid:

--------------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

--------------------------------------------------------------------------------

     2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     3) Filing Party:

--------------------------------------------------------------------------------

     4) Date Filed:

--------------------------------------------------------------------------------
PERSONS WHO POTENTIALLY ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (02-02)

                            WEST BANCORPORATION, INC.

                      NOTICE OF ANNUAL SHAREHOLDERS MEETING
                            TO BE HELD APRIL 19, 2007

Dear Fellow Shareholders:

The Annual Shareholders Meeting of West Bancorporation, Inc. will be held in the Conference Center on the second floor of the West Bank building at 1601 22nd Street, West Des Moines, Iowa, on Thursday, April 19, 2007, at 4:00 p.m. We will review the progress of the Company and answer questions during the meeting. We will also ask you to vote on the following matters:

     1. The election of ten directors nominated in the Proxy Statement to serve as the Board of Directors until the next Annual Meeting and until their successors are elected and have qualified; and

     2. Such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on February 15, 2007, as the record date for determination of Shareholders entitled to notice of and to vote at the Annual Meeting. A list of eligible Shareholders will be maintained at the Company's offices at 1601 22nd Street, West Des Moines, Iowa, during the ten-day period preceding the Annual Meeting.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, IN ORDER TO MAKE SURE YOUR VOTE IS RECEIVED, PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY CARD OR VOTE YOUR PROXY ELECTRONICALLY VIA THE INTERNET AS INSTRUCTED ON THE CARD. A PROMPT RESPONSE WOULD BE APPRECIATED.

WE HOPE YOU WILL PERSONALLY ATTEND THE ANNUAL MEETING AND LOOK FORWARD TO SEEING YOU THERE. THANK YOU FOR YOUR INTEREST IN THE COMPANY.

                                        For the Board of Directors,


                                        /s/ Thomas E. Stanberry
                                        ----------------------------------------
                                        Thomas E. Stanberry
                                        Chairman, President and Chief Executive
                                        Officer

March 12, 2007

                                 PROXY STATEMENT
                                TABLE OF CONTENTS

INTRODUCTION...............................................................    2

PROPOSALS FOR ANNUAL MEETING...............................................    3
   Election of Directors...................................................    3
   Other Matters...........................................................    4

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD.............................    5
   Audit Committee Report..................................................    5
   Compensation Committee Report...........................................    6
   Nominating and Corporate Governance Committee Report....................    7
   2006 and 2007 Directors' Compensation...................................    8
   Compensation Committee Interlocks and Insider Participation.............    9
   Security Ownership of Certain Beneficial Owners and Executive Officers..    9
   Other Beneficial Owners.................................................    9
   Section 16(a) Beneficial Ownership Reporting Compliance.................   10

EXECUTIVE COMPENSATION.....................................................   10
   Compensation Discussion and Analysis....................................   10
   Summary Compensation Table..............................................   12

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM..............................   13
   Audit Fees..............................................................   13

GENERAL MATTERS............................................................   13
   Transactions with Related Persons.......................................   13
   2008 Shareholder Proposals..............................................   14
   Shareholder Communications..............................................   14
   Form 10-K...............................................................   14
   Delivery of Documents to Shareholders Sharing an Address................   15

                            WEST BANCORPORATION, INC.

                                1601 22nd Street
                            West Des Moines, IA 50266

                                 PROXY STATEMENT
                       2007 ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 19, 2007

                                  INTRODUCTION

This proxy statement is furnished in connection with the solicitation by the Board of Directors of West Bancorporation, Inc. (the "Board" and the "Company") of proxies to be used at the Annual Shareholders Meeting ("Annual Meeting"). The meeting will be held in the Conference Center at the Company's headquarters, 1601 22nd Street, West Des Moines, Iowa, on April 19, 2007, at 4:00 p.m., local time, and at any and all adjournments thereof. A copy of the Company's 2006 summary annual report to Shareholders and appendix to the proxy statement, including financial statements, accompanies this proxy statement. This proxy statement, form of proxy, and other accompanying materials are first being mailed to Shareholders on or about March 12, 2007.

Only Shareholders of record at the close of business on February 15, 2007, ("Shareholders" or "Shareholder") are entitled to notice of and to vote at the Annual Meeting. There were 17,536,682 shares of the Company's Common Stock outstanding at the close of business on that date, all of which are eligible to vote at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Shareholders are entitled to one vote per share standing in their names on the record date on all matters to properly come before the Meeting. If a Shareholder abstains from voting on any matter, or if shares are held by a broker who has indicated that it does not have discretionary authority to vote on a particular matter, those shares will be considered to be present for the purpose of determining whether a quorum is present, but will not be counted as votes cast with respect to any matter to come before the Annual Meeting.

The Company is not aware of any matters to be presented at the Annual Meeting other than the election of the ten nominees described in this proxy statement. The ten directors elected will be those nominees who receive a plurality of those shares voting at the Annual Meeting in person or by proxy. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxies will use their personal judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxies can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions.

If you hold shares through a broker, follow the voting instructions provided by your broker. If you want to vote in person, a legal proxy must be obtained from your broker and brought to the Annual Meeting. If you do not submit voting instructions to your broker, generally your broker is permitted to vote your shares in its discretion.

Holders of stock in the Company's Employee Savings and Stock Ownership Plan ("the Plan") can direct the Trustee of the Plan how to vote the number of shares held in the Plan for the benefit of the Holder as of the record date for any matter put to the vote of the Shareholders. If a Plan participant does not provide directions to the Trustee, then the Trustee shall vote those shares in the same proportion as the shares for which the Trustee received proper direction to vote.

A form of proxy is enclosed for use at the Annual Meeting. Before the Annual Meeting, you can appoint a proxy to vote your shares of stock by completing and signing the enclosed proxy card and mailing it in time to be received before the Annual Meeting, or by using the internet (http://www.illinoisstocktransfer.com). The electronic proxy appointment procedures are designed to confirm your identity and to allow you to give your proxy voting instructions. If you wish to vote via the internet, please follow the instructions on the proxy card.

If your proxy is properly signed and returned and is not withdrawn or revoked, your shares represented thereby will be voted in accordance with your instructions. If the manner of voting such shares is not indicated on the proxy, the shares will be voted FOR the election of the nominees for directors named herein.

If the enclosed proxy is executed and returned, it may nevertheless be revoked at any time prior to the Annual Meeting. You may revoke a proxy electronically by entering a new vote via the internet or by filing either a written revocation of the proxy or a duly executed proxy bearing a later date with the Secretary of the Company at the Company's principal office at 1601 22nd Street, West Des Moines, Iowa 50266, Attn: Alice A. Jensen, Corporate Secretary. You may also withdraw a proxy by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting without voting in person will not serve as the revocation of a proxy.

The Company will bear the cost of solicitation of proxies. In addition to the use of mail, proxies may be solicited by officers, directors, and employees of the Company, without extra compensation, by telephone, e-mail, facsimile, or personal contact. It will greatly assist the Company in limiting expense in connection with the Annual Meeting if each Shareholder who does not expect to attend the Annual Meeting will promptly return a signed proxy or vote via the internet.

                          PROPOSALS FOR ANNUAL MEETING

1. Election of Directors. The Board currently consists of nine members. The term for directors is until the next Annual Shareholders Meeting and until their successors are duly elected and qualified or until their earlier resignation, removal from office, death, or incapacity.

The By-laws of the Company provide that the number of directors of the Company shall not be less than 5 or greater than 15. The Board has set the number of directors for 2007 at 10. The Board has decided that ten directors are sufficient to conduct the business of the Company. Proxies cannot be voted for more than 10 persons.

The Board recommends a vote FOR the nominees listed in the table on the next page.

Proxies in the accompanying form will be voted FOR the election of the listed individuals, unless contrary instructions are given. If any nominee or nominees shall become unavailable for election, it is intended that the proxies will be voted for the election of the substitute nominees as the Board may propose. Any Shareholder has the option to withhold authority to vote for all nominees, or to withhold authority to vote for individual nominees. The effect of withholding authority to vote for nominees is that the Shareholder is considered present at the Annual Meeting and considered for meeting quorum requirements, but the vote is not a vote in favor of the nominee for purposes of determining whether the nominee has received a plurality of the votes cast by the shares entitled to vote.

Information concerning the nominees, including their ages, year first elected a director, and business experience during the previous 5 years as of February 15, 2007, is set forth in the following table. Each of the nominees, except Ms. Carlson, is currently serving as a director of the Company and all nominees, except Mr. Crowley and Ms. Carlson, also serve as directors of West Bank, a subsidiary of the Company. Wendy L. Carlson, J.D., C.P.A., Chief Financial Officer and General Counsel of American Equity Investment Life Holding Company has been nominated by the Nominating and Corporate Governance Committee as a new director of the Company. Of the nominees, only Mr. Stanberry is currently a director of WB Capital Management Inc. ("WB Capital"), a subsidiary of the Company.

                        Has Served
Name                  as a Director              Position with Company and its
(Age)                     Since             Subsidiaries and/or Principal Occupation
-----                 -------------   ---------------------------------------------------
Frank W. Berlin            1995       President, Frank W. Berlin & Associates,
   (Age 61)                           West Des Moines, Iowa

Wendy L. Carlson            --        Chief Financial Officer and General Counsel
   (Age 46)                           American Equity Investment Life Holding Company,
                                      West Des Moines, Iowa

Steven G. Chapman          1994       Chairman and Chief Executive Officer,
   (Age 55)                           ITAGroup, Inc., West Des Moines, Iowa

Michael A. Coppola         1996       President, Coppola Enterprises, Inc.,
   (Age 50)                           Des Moines, Iowa

Orville E. Crowley         1984       President and Chief Operating Officer,
   (Age 80)                           Linden Lane Farms Company, Cumming, Iowa

George D. Milligan         2005       President, The Graham Group, Inc.,
   (Age 50)                           Des Moines, Iowa

Robert G. Pulver           1984       President and CEO,
   (Age 59)                           All State Industries, Inc., West Des Moines, Iowa

Thomas E. Stanberry        2003       Chairman, President and Chief Executive
   (Age 52)                           Officer of the Company
                                      Chairman and Chief Executive Officer of West Bank
                                      Chairman of WB Capital Management Inc.

Jack G. Wahlig             2001       President, Integrus Financial, L.C.,
   (Age 74)                           West Des Moines, Iowa

Connie Wimer               1985       Owner/Publisher, Business Publications Corporation,
   (Age 74)                           Des Moines, Iowa

In addition to the positions listed above, the nominees were employed in the following capacities during the past 5 years. Prior to 2003, Mr. Stanberry served in a variety of capacities with U.S. Bancorp Piper Jaffray, most recently as Managing Director.

With the exception of George D. Milligan, who is a director of United Fire & Casualty Company, none of the other above nominees hold a directorship in any other company with a class of securities registered pursuant to Section 12 or subject to Section 15(d) of the Securities Exchange Act or registered as an investment company under the Investment Company Act of 1940.

2. Other Matters. Management does not know of any other matters to be presented at the Annual Meeting, but should other matters properly come before the Annual Meeting, the proxies will vote on such matters in accordance with their best judgment.

                 BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

The Board currently has nine directors. The Board has determined that the following eight directors are "independent" as defined by NASDAQ:

               Frank W. Berlin
               Steven G. Chapman
               Michael A. Coppola
               Orville E. Crowley
               George D. Milligan
               Robert G. Pulver
               Jack G. Wahlig
               Connie Wimer

The Board has also determined that Wendy L. Carlson would be an independent director if she is elected.

In 2006, the Board held four regularly scheduled quarterly meetings. An organizational meeting and one special meeting were also held. Each director is required to attend at least seventy-five percent of the full Board meetings and the meetings of any committees on which the director serves. This requirement was satisfied in 2006. Board members are encouraged to attend the Annual Shareholders Meeting, and all Board members attended the 2006 Annual Meeting.

The Board has established the following standing committees:

               Audit Committee
               Compensation Committee
               Nominating and Corporate Governance Committee

The Board has adopted written charters for each standing committee. The charters may be seen on the Investor Relations section of the Company's website (www.westbankiowa.com). The membership and primary responsibilities of the committees are described below. The 2006 report of each committee follows its description.

AUDIT COMMITTEE. The members of the Audit Committee are Jack G. Wahlig, Chair, George D. Milligan, and Connie Wimer. Jack G. Wahlig is a "financial expert" as defined in the Sarbanes-Oxley Act of 2002 and related regulations. He retired as the national managing partner of the public accounting firm of McGladrey & Pullen, LLP after a 41-year career. The Committee recommends independent auditors to the Board, reviews with the independent auditors the plan, scope and results of the auditors' services, approves their fees and reviews the Company's financial reporting and internal control functions. The Committee also performs the duties set forth in its written charter. The Committee is also prepared to meet privately at any time at the request of the independent registered public accountants or members of management to review any special situation arising on any of the above subjects. The Audit Committee regularly reviews its written charter and recommends to the Board changes to the charter, when it deems necessary. The Audit Committee met five times during 2006. George D. Milligan is the only member of the Audit Committee who also serves on the audit committee of another listed company.

                             AUDIT COMMITTEE REPORT

The incorporation by reference of this proxy statement into any document filed with the SEC by the Company shall not be deemed to include the following report unless such report is specifically stated to be incorporated by reference into such document.

The Audit Committee hereby reports as follows:

     1. The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2006 (the "Audited Financial Statements"), with the Company's management.

     2. The Audit Committee has discussed with McGladrey & Pullen, LLP, the Company's independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61 and No. 90 (Communication with Audit Committees), as in effect on the date of this proxy statement.

     3. The Audit Committee has received the written disclosures and the letter from McGladrey & Pullen, LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), in effect on the date of this proxy statement, and has discussed with McGladrey & Pullen, LLP its independence.

     4. Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board approved, that the Audited Financial Statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC.

     5.   The Board has approved the Audit Committee Charter.

     6. The Audit Committee has approved or ratified all related party transactions between the Directors and the Company.

The undersigned members of the Audit Committee have submitted this report.

                                        Jack G. Wahlig, Chair
                                        George D. Milligan
                                        Connie Wimer

COMPENSATION COMMITTEE. The current members of the Compensation Committee are Robert G. Pulver, Chair, Frank W. Berlin, Orville E. Crowley and George D. Milligan. Each of the committee members are independent directors. The Compensation Committee reviews the Company's compensation and benefit policies, including the individual salaries of the executive officers, makes recommendations to the Board as to the salary of the Chief Executive Officer, makes recommendations to the Board as to incentive compensation plans and employment agreements between the Company, the Chief Executive Officer, and other executive officers and makes recommendations to the Board concerning director compensation. The Compensation Committee also has oversight responsibility for the Company's Restricted Stock Compensation Plan and performs the duties set forth in its written charter. The Compensation Committee met three times during 2006.

                          COMPENSATION COMMITTEE REPORT

The incorporation by reference of this proxy statement into any document filed with the SEC by the Company shall not be deemed to include the following report unless such report is specifically stated to be incorporated by reference into such document.

The Compensation Committee hereby reports as follows:

     1. The Compensation Committee reviewed and discussed the Compensation Discussion & Analysis with management.

     2. Based on its review and discussions, the Committee recommended to the Board that the Compensation Discussion & Analysis be included in this proxy statement.

The undersigned members of the Compensation Committee have submitted this report.

                                        Robert G. Pulver, Chair
                                        Frank W. Berlin
                                        Orville E. Crowley
                                        George D. Milligan

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE. The Nominating and Corporate Governance Committee members are Steven G. Chapman, Chair, Robert G. Pulver, and Jack G. Wahlig, all of whom are independent directors. During 2006, the Nominating and Corporate Governance Committee met four times. This Committee makes recommendations to the Board regarding the composition and structure of the Board and nominations for election of directors, including the director-nominees proposed in this proxy statement. It develops policies and processes regarding principles of corporate governance in order to ensure the Board's compliance with its fiduciary duties to the Company and its Shareholders, including establishment and periodic review of a code of ethics and conduct for all directors and employees. The Committee also performs all other duties set forth in its written charter. This Committee will consider, as part of its nomination process, any director candidate recommended by a Shareholder who follows the procedures shown under the heading "2008 Shareholder Proposals". The Nominating and Corporate Governance Committee follows the process described below when identifying and evaluating nominees to the Board:

Procedures for identifying candidates;

a)   Review current directors of the Company.

b)   Review current directors of the Company's banking subsidiary, West Bank.

c)   Solicit input from existing directors and executive officers.

d)   Review submissions from Shareholders, if any.

The following criteria will be considered when evaluating nominee candidates:

a)   Composition

     The Board should be composed of:

     1. Directors chosen with a view to bringing to the Board a variety of experiences and backgrounds.

     2. Directors who have high level managerial experience or are accustomed to dealing with complex business problems.

     3. Directors who will represent the balanced, best interests of the Shareholders as a whole rather than special interest groups or constituencies, while also taking into consideration the overall composition and needs of the Board.

     A majority of the Board's directors shall be independent directors under the criteria for independence required by the SEC and NASDAQ.

b)   Selection Criteria

     In considering possible candidates for nomination as an independent director, the Committee and other directors should consider the foregoing general guidelines and criteria:

     1. A director should be of the highest character and integrity, have experience at or demonstrated understanding of strategy/policy-setting and have a reputation for working constructively with others.

     2. A director should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director.

     3. A director should be free of any conflict of interest that would interfere with the proper performance of the responsibilities of a director.

     4. The Chief Executive Officer is expected to be a director. Other members of senior management may be considered, but Board membership is not necessary or a prerequisite to a higher management position.

              NOMINATING AND CORPORATE GOVERNANCE COMMITTEE REPORT

The Nominating and Corporate Governance Committee evaluated the qualifications and performance of each of the members of the Board of Directors. In its evaluation, the Committee compared each of the current directors to the qualifications and characteristics of a director set forth in the Committee's charter. The Committee then polled each director to determine his or her willingness to stand for re-election and determined that each was willing to continue service. The Committee sought and reviewed information concerning potential directors and nominees. It determined that Wendy L. Carlson satisfied the criteria listed above and that she would be a valuable addition to the Board. Accordingly, the Committee recommended to the Board that Ms. Carlson be nominated for election as a director. The Board approved the Committee's recommendation.

The Committee also determined that the current size of the Board should be expanded by one director. Based on the foregoing, the Committee concluded that each of the current Board members should be nominated for re-election at the Annual Meeting and that Ms. Carlson should be nominated.

The Committee reviewed the adequacy of its charter and the charters of the Audit and Compensation Committees. The Committee recommended a modification to its charter and the Audit Committee Charter which were approved by the Board of Directors of the Company and did not recommend any modifications to the charter of the Compensation Committee. The Committee also reviewed the Company's Code of Conduct and recommended changes which were approved by the Boards of the Company and its subsidiaries. The Committee performed all the other duties stated in its charter.

The undersigned members of the Nominating and Corporate Governance Committee have submitted this report.

                                        Steven G. Chapman, Chair
                                        Robert G. Pulver
                                        Jack G. Wahlig

                      2006 AND 2007 DIRECTORS' COMPENSATION

During 2006, directors of the Company received an annual retainer of $2,400 plus $400 per regular meetings (board and committee) or $500 for Audit Committee meetings. If a Committee meeting was on the same day as a regular board meeting, the fee paid for attending both meetings was $500 for an Audit Committee meeting and $400 for any other committee meeting. Directors of the Company who also served as directors of West Bank received fees during 2006 of $350 for each West Bank board meeting attended (ten meetings held) plus an annual retainer of $2,400, $400 for loan committee meetings attended, and $300 for other committee meetings attended. Mr. Stanberry and other employees do not receive director's fees.

Directors' fees for the Company and West Bank have been increased for 2007. Company directors will receive an annual retainer of $8,000. In addition, the following meeting fees will be paid:

Company Board meeting     $500
Committee meeting         $500
Audit Committee meeting   $600

The Chairs of the Audit and Compensation Committee will be paid a $100 additional meeting fee. If there are multiple meetings on one day, the maximum fee paid will be the highest fee for one meeting.

Annual retainers for West Bank directors have been increased to $6,500. The following meeting fees will be paid:

West Bank Board   $450
Loan Committee    $500
Trust Committee   $400

If there are multiple meetings on one day, the maximum fee paid will be the highest fee for one meeting.

Directors of the Company are eligible to receive grants of restricted stock under the Restricted Stock Compensation Plan. No awards were made during 2006.

The following table sets forth all compensation earned or paid to the directors for services rendered in the fiscal year ended December 31, 2006.

                      Fees Paid     Fees Paid         All Other
Name                 by Company   by Subsidiary   Compensation (1)    Total
----                 ----------   -------------   ----------------   -------
Frank W. Berlin        $6,150        $11,000           $   --        $17,150
Steven G. Chapman       7,700          9,750              880         18,330
Michael A. Coppola      6,200          6,250               --         12,450
Orville E. Crowley      6,150          4,125            7,241         17,516
George D. Milligan      7,350         10,150              367         17,867
Robert G. Pulver        7,450         10,250              440         18,140
Jack G. Wahlig          8,500          6,600              440         15,540
Connie Wimer            8,000          6,900               --         14,900

(1) All other compensation includes fees normally charged by the West Bank trust department, which were waived for the directors.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee are set forth above. No Committee members have ever been officers or employees of the Company or have been parties to any related-party transaction requiring disclosure.

     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND EXECUTIVE OFFICERS

The following table contains the shares of Common Stock beneficially owned by each director, by each named executive officer listed in the Summary Compensation Table, and by all directors and executive officers of the Company and subsidiaries (including named executive officers) as a group. The ownership information is as of February 15, 2007.

                                   Shares Beneficially    Percent of Total
Name                                   Owned (1)(2)      Shares Outstanding
----                               -------------------   ------------------
Frank W. Berlin                           46,856                    *
Steven G. Chapman                         16,537                    *
Wendy L. Carlson                              --                    *
Michael A. Coppola                        26,088                    *
Orville E. Crowley (3)                   133,258                    *
George D. Milligan                         1,500                    *
Robert G. Pulver (4)(6)                   72,845                    *
Thomas E. Stanberry (5)                   17,223                    *
Jack G. Wahlig                                --                    *
Connie Wimer                              28,848                    *
Scott D. Eltjes                            4,310                    *
Douglas R. Gulling                         8,495                    *
Jeffrey D. Lorenzen                        2,237                    *
Brad L. Winterbottom                       8,731                    *
Executive officers and directors
   as a group (15 persons)               399,164                2.28%

*    Indicates less than 1% ownership of outstanding shares.

(1) Shares "beneficially owned" include shares owned by or for, among others, the spouse and/or minor children of the named individual and any other relative who has the same home address as such individual, as well as other shares with respect to which the named individual has or shares voting or investment power. Beneficial ownership may be disclaimed as to certain of the shares.

(2) Except as otherwise indicated in the following notes, each named individual owns his or her shares directly, or indirectly through a self-directed IRA or the Company's profit sharing plan, and has sole investment and voting power with respect to such shares.

(3) Mr. Crowley disclaims any beneficial ownership of 297,675 shares held in his spouse's name.

(4) Mr. Pulver disclaims any beneficial ownership of 6,614 shares held in his spouse's name.

(5) Mr. Stanberry disclaims any beneficial ownership of 495 shares held in his spouse's name.

(6)  59,875 of Mr. Pulver's shares are pledged as security.

                             OTHER BENEFICIAL OWNERS

The following table sets forth certain information on each person known to the Company to be the beneficial owner, as of February 15, 2007, of more than five percent of the Company's Common Stock.

                                         Shares Beneficially    Percent of Total
Name and Address                                Owned          Shares Outstanding
--------------------------------------   -------------------   ------------------
Columbia Wanger Asset Management, L.P.        1,095,618               6.25%
227 West Monroe Street, Suite 3000
Chicago, IL 60606

The Jay Newlin Trust                          1,041,952               5.94%
6165 NW 86th St., #114
Johnston, IA 50131

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's directors and executive officers and persons who own more than 10 percent of the Company's Common Stock file initial reports of ownership and reports of changes of ownership with the SEC and NASDAQ. Reporting persons are required by the SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. The Company has not received any Section 16(a) form indicating that any one person owns more than 10 percent of the Company's stock. The Company does not know of any one Shareholder who owns more than 10 percent of the Company's stock. Based solely on its review of the copies of Section 16(a) forms received from its directors and executive officers and written representations that no other reports were required, the Company believes that all Section 16(a) reports applicable to its directors and officers during 2006 were filed.

                             EXECUTIVE COMPENSATION

                      COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis describes the material elements of compensation for the Company's executive officers identified in the Summary Compensation Table ("Named Executive Officers"). The Board's Compensation Committee makes recommendations to the entire Board concerning Mr. Stanberry's compensation. The Board approves that compensation. The Compensation Committee in consultation with Mr. Stanberry determines and approves the compensation for the other Named Executive Officers.

Our compensation program is designed to achieve the following objectives:

     1. Create shareholder value through employing talented and motivated employees;

     2. Provide our executive officers market rate compensation for successfully implementing the Company's Mission Statement and assisting the Board in developing successful strategic direction for the long-term success of the Company; and

     3. Provide the Company the ability to attract and retain qualified key executives.

The factors reviewed and applied by the Compensation Committee while making compensation decisions include:

     1. The financial performance of the Company based on earnings per share for the last fiscal year;

     2. The financial performance of the Company's affiliates based on a comparison of actual net income to budgeted net income;

     3. The return on assets and return on equity of the Company or West Bank, as appropriate, exceeding the return on assets and return on equity of its peers by a predetermined percentage;

     4. In the case of all executives except Mr. Stanberry, the Compensation Committee considers his recommendations; and

     5. Leadership, community involvement, and overall quality of contribution to the strategic success of the Company and its affiliates.

The application of the factors is weighted differently for each Named Executive Officer according to the person's position and annual strategic responsibilities.

The Compensation Committee meets periodically throughout the fiscal year, without the CEO or CFO present, to review compensation trends and the elements of the compensation program. The Committee determines whether the Company's compensation program is competitive with market compensation offerings by other similar financial service businesses and reviews the financial performance of the Company, its subsidiaries, and the senior executives.

The Committee has determined that annual compensation for the Named Executive Officers should be composed of base salary, cash incentive bonus, and traditional benefits, including health care insurance, dental insurance, short and long-term disability insurance, term life insurance, tuition reimbursement, holiday bonus, 401(k) match, paid time off, and wealth accumulation benefits including profit sharing and restricted stock grants. The Committee has established additional compensation for the Named Executive Officers in the event of employment termination without cause or as a result of a change in control.

Each Named Executive Officer's base salary is determined by reviewing information from various sources regarding the base salary paid key executives in publicly owned financial services organizations of similar size in the Midwest and is set at a level that is comparable to that of such other key executives. Traditional benefits are based on information available to the Company regarding the type and amount of benefits made available to key executives of similar companies located in the central and eastern Iowa regions. Employee benefits for the Named Executive Officers are the same as the employee benefits for all officers and employees of the Company and its affiliates and are set at levels the Company believes to be competitive and fair.

Profit sharing and cash incentive bonuses are the elements of the compensation program that are most directly tied to the performance of the Company. The amount of the annual profit sharing award is determined by the Board based on annual earnings. In recent years this amount has been set at seven percent of base salary. Named Executive Officers receive the same profit sharing distribution as other employees of the Company and its affiliates. The Named Executive Officers are also eligible to receive a cash incentive bonus payment. The Compensation Committee annually determines the target cash incentive bonus each Named Executive Officer is eligible to receive in the following year. Awards, if any, may be smaller or greater than the target. At the end of each year the Compensation Committee reviews its compensation factors and other material information and determines the percentage of the target cash incentive bonus to actually award each of the Named Executive Officers. The most significant compensation factors applied by the Compensation Committee while determining cash incentive bonuses and the approximate weight of the factors in the decision are as follows:

     1. Actual net income as a percentage of budgeted net income on a consolidated basis and by individual subsidiary (85%);

     2. Return on assets exceeding 140 percent of the Company's peer group average (5%); and

     3. Return on equity exceeding 130 percent of the Company's peer group average (5%).

The peer group consists of all bank holding companies in the United States with total assets between $1 billion and $3 billion.

Mr. Winterbottom is awarded a cash incentive bonus tied to the compensation factors for West Bank. Mr. Lorenzen's cash incentive bonus is currently set by contract and is related to the specific operations he manages at WB Capital. Cash incentive bonuses for Messrs. Stanberry and Gulling are based on the compensation factors for the Company and achievement of a successful strategic direction of the Company.

Restricted stock grants were authorized by the shareholders in 2005; however, no grants have been awarded. The Board has determined that cash compensation paid annually has been in the best interest of the Company to date. If granted in the future, restricted stock grants would be intended as an additional long-term incentive for the Named Executive Officers. The Company does not have a stock option plan.

Mr. Eltjes' base salary was determined according to an employment agreement assumed when VMF Capital was purchased by the Company in 2003 as modified in 2006. In 2006, the base salary and cash incentive bonus for Mr. Lorenzen were determined by the terms of an employment agreement assumed when Investors Management Group was purchased by the Company in 2005. The 2006 base salaries for Messrs. Stanberry, Gulling, and Winterbottom were all set by the Compensation Committee in 2005.

The 2006 cash incentive bonuses for Messrs. Stanberry, Winterbottom, and Gulling were determined by the Compensation Committee in January 2007.

Each of the Named Executive Officers has a written employment agreement with his employer, except Mr. Stanberry. A contract between the Company and Mr. Stanberry is under negotiation and is expected to be signed before the Annual Meeting. The employment contracts for Messrs Gulling, Winterbottom, Eltjes and Lorenzen each provide additional compensation for termination without cause or in the event of a change in control.

In the event of termination without cause, Messrs. Gulling and Winterbottom's contracts require West Bank to pay them their base salaries for the remaining term of their contracts, which expire December 31, 2007, plus one year's annual base salary. The estimated payment amounts are $366,667 as of March 1, 2007, and would be payable in a single, lump-sum payment. In the event of death, their beneficiaries will receive salary through the month of their death plus three additional months of base pay totaling $50,000. In the event of termination after a change in control, the contracts require payment of a retention payment of six months of salary within thirty days of the change in control, or $100,000, each; a retention payment of six months of salary within six months of the change in control, or $100,000; and a retention payment of one year's salary within one year of a change in control, or $200,000. Their contracts also include a covenant not to compete at another financial institution within West Bank's market area for a period of one year after termination of employment for any reason or the expiration of the employment contract.

In the event of termination without cause or in the event of employment termination within twelve months following a change in control, Mr. Eltjes' employment agreement requires WB Capital to pay him his base salary until September 30, 2008. The estimated payment amount for base salary is $330,923 as of March 1, 2007 and would be payable in a single, lump-sum payment. Mr. Eltjes' contract also includes a covenant not to compete at another investment advisory firm for a period of one year after termination of employment for any reason or the expiration of the employment contract.

In the event of termination without cause or in the event of employment termination within twelve months following a change in control, Mr. Lorenzen's employment contract calls for him to receive his base salary until December 31, 2008, along with a bonus payment based on his performance through the date of termination and WB Capital's performance for the calendar year. The estimated payment amount for base salary is $392,524 as of March 1, 2007, and the estimated bonus payment is $110,000 and would be payable in a single, lump-sum payment. Mr. Lorenzen's contract also includes a covenant not to compete at a competing company within Iowa or a contiguous state for a period of one year after termination of employment for any reason or the expiration of the employment contract.

In 2006, West Bank paid Messrs. Stanberry, Gulling, and Winterbottom rather than the Company. Messrs. Eltjes and Lorenzen were paid by WB Capital.

                           SUMMARY COMPENSATION TABLE

Name                                                                                       Non-Equity       All Other
and Principal                                                                            Incentive Plan   Compensation
Positions                                              Year    Salary      Bonus          Compensation         (2)         Total
-------------                                          ----   --------   --------        --------------   ------------   --------
Thomas E. Stanberry, Chairman, President and           2006   $250,000   $  5,000(1)        $276,000         $27,762     $558,762
Chief Executive Officer of the Company
Chairman and Chief Executive Officer of West Bank
Chairman of WB Capital Management Inc.

Douglas R. Gulling, Executive Vice President and       2006   $200,000   $  4,000(1)        $ 46,000         $20,770     $270,770
Chief Financial Officer of the Company
Director and Chief Financial Officer of West Bank
Director and Treasurer of WB Capital Management Inc.

Brad L. Winterbottom, Executive Vice President         2006   $200,000   $  4,000(1)        $ 91,000         $27,242     $322,242
of the Company
Director and President of West Bank
Director of  WB Capital Management Inc.

Scott D. Eltjes, Director and Chief Executive          2006   $209,000   $      0           $      0         $ 6,489     $215,489
Officer of WB Capital Management Inc.

Jeffrey D. Lorenzen, Director, President               2006   $209,000   $110,770           $      0         $35,049     $354,819
and Chief Investment Officer of WB Capital
Management Inc.

(1) Consists of a holiday bonus equal to two percent of annual salary, which is paid to all officers and employees of West Bank.

(2) Consists entirely of contributions made by the Company on behalf of the named executive officer to the Company's Employee Savings and Stock Ownership Plan except for the following amounts, which represent premiums on group term life insurance coverage: Stanberry - $897; Gulling - $770; Winterbottom - $503; Eltjes - $219; and Lorenzen $317; and club dues for Stanberry - $4,865; Winterbottom - $6,739; and Lorenzen - $5,967.

                  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board, at the recommendation of the Audit Committee, approved McGladrey & Pullen, LLP, an independent registered public accounting firm, as the principal accountant for the Company. McGladrey & Pullen, LLP, will conduct the audit examination of the Company and its subsidiaries for 2007. McGladrey & Pullen, LLP was also the principal accountant and performed the audit in 2006.

A representative from McGladrey & Pullen, LLP will be present at the Annual Meeting. He will have the opportunity to make a statement and will be available to respond to appropriate questions from Shareholders.

AUDIT FEES

The following table presents fees for professional audit services rendered by McGladrey & Pullen, LLP for the audit of the Company's annual financial statements for the fiscal years ended December 31, 2006, and 2005, and fees billed for other services rendered by McGladrey & Pullen, LLP and its associated entity RSM McGladrey, Inc.:

                           2006       2005
                         --------   --------
Audit fees (1)           $162,849   $197,000
Audit-related fees (2)     21,472     30,102
Tax fees (3)               21,580     12,540
All other fees                 --         --
                         --------   --------
Total                    $205,901   $239,642
                         ========   ========

(1) Audit fees represent fees for professional services provided for the audit of the Company's annual financial statements, review of the Company's quarterly financial statements in connection with the filing of current and periodic reports, and reporting on internal controls in accordance with
     Section 404 of Sarbanes-Oxley.

(2) Audit-related fees represent an audit of the Company's profit sharing plan in 2006 and 2005 and agreed upon procedures for student lending.

(3) Tax fees represent fees for professional services related to tax compliance, which included preparation of tax returns and tax advice regarding acquisitions.

Independence: The Audit Committee considered whether the non-audit services provided by McGladrey & Pullen, LLP and its associated entity RSM McGladrey, Inc. to the Company are compatible with maintaining the independence of McGladrey & Pullen, LLP, and concluded that the independence of McGladrey & Pullen, LLP is not compromised by the provision of such services.

The Audit Committee pre-approves all auditing services and permitted non-audit services, including the fees and terms of those services, to be performed for the Company by its independent registered public accounting firm prior to engagement.

                                 GENERAL MATTERS

                        TRANSACTIONS WITH RELATED PERSONS

Certain directors and one executive officer of the Company have direct and indirect material interests in loans made by West Bank involving more than $120,000. All of the loans were made in West Bank's ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with other persons not related to West Bank or the Company, and did not involve more than the normal risk of collectibility or present other unfavorable features. None of the loans have been classified as non-accrual, past due, restructured, or potential problem loans.

Mr. Coppola is President and one-third owner of a corporation that leases three buildings to West Bank. Rent for the three branch bank sites was approximately $229,000 in 2006. That amount is less than five percent of the annual consolidated gross revenues of both the Company and Mr. Coppola's corporation. Each of the properties has a separate lease. Two of the leases expire in 2026 and the third expires in 2030. The aggregate amount of all rent due after January 1, 2007, during the current terms of the leases is approximately $7,170,000. The Company considers all terms of the leases, including the amount of rent, to be usual and customary in the market place.

The Audit Committee's Charter requires the Committee to review and approve all related party transactions that must be disclosed. All transactions between the Company or its subsidiaries and any related person, including loans made by West Bank, involving $120,000 or more are reviewed to determine whether all material facts of the transaction are known to the Committee, the transaction complies with known legal requirements, and the transaction is fair to the Company or its subsidiaries. The Audit Committee completed the required review of the fiscal year 2006 related party transactions and all transactions were approved and ratified.

                           2008 SHAREHOLDER PROPOSALS

In order for any proposals of Shareholders to be presented as an item of business at the Annual Meeting of Shareholders of the Company to be held in 2008, the proposal must be received at the Company's principal executive offices no later than November 13, 2007, and must be limited to 500 words. To be included in the Company's proxy statement, the Shareholder must be a holder of record or beneficial owner of at least $2,000 in market value of the Company's shares entitled to be voted on the proposal and have held the shares for at least one year and shall continue to hold the shares through the date of the meeting. Either the Shareholder, or the Shareholder's representative who is qualified under state law to present the proposal on his or her behalf, must attend the meeting to present the proposal. Shareholders may not submit more than one proposal. A Shareholder proposal submitted outside the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 shall be considered untimely unless received no later than January 25, 2008.

Shareholders wishing to recommend names of individuals for possible nomination to the Board may do so according to the following procedures:

     1. Contact the Secretary of the Company to obtain the Board Membership Criteria established by the Board.

     2. Make typewritten submission to the Secretary of the Company naming the proposed candidate and specifically noting how the candidate meets the criteria set forth by the Board.

     3. Submit the recommendation to the Company by 120 days prior to the expected mailing date of the proxy.

     4. Prove the person making the recommendation is a Shareholder who owns shares with a market value of at least $2,000 and who has held those shares for at least one year at the time the submission is made.

     5. If the person being recommended is aware of the submission, he or she must sign a statement so indicating.

     6. If the person being recommended is not aware of the submission, the submitter must explain why.

The written submission must be mailed to:

          Corporate Secretary
          West Bancorporation, Inc.
          1601 22nd Street, Suite 209
          West Des Moines, Iowa 50266

                           SHAREHOLDER COMMUNICATIONS

It is the general policy of the Board that management speaks for the Company. To the extent shareholders would like to communicate with a Company representative, they may do so by contacting Doug Gulling, Chief Financial Officer, Suite 209, 1601 22nd Street, West Des Moines, Iowa 50266. Mr. Gulling may be reached by telephone at 515/222-2300 or by email at dgulling@westbankiowa.com.

The Company has a process for shareholders to send communications to the Board or any of its individual members. Any shareholder wishing to communicate with one or more Board members should address a written communication to Mr. Gulling at one of the addresses noted above. Mr. Gulling will forward all shareholder communications to the full Board or its individual members as appropriate.

                                    FORM 10-K

The Company will provide, when available, a copy of its annual report on Form 10-K as filed with the SEC, without charge to each Shareholder solicited, upon the written or oral request of any such Shareholder. Such request should be directed to the Chief Financial Officer, West Bancorporation, Inc., 1601 22nd Street, West Des Moines, Iowa 50266 or by calling 515-222-2300. The Company's Form 10-K will also be available on the SEC's internet website at http://www.sec.gov/edgar/searchedgar/webusers.htm and through a link in the Investor Relations section of the Company's website (www.westbankiowa.com).

            DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

In some instances only one annual report or proxy statement is being delivered to two or more Shareholders who share an address. The Company has not received contrary instructions from any Shareholder. However, the Company will promptly deliver additional copies of its annual report or proxy statement to any Shareholder who makes such a request. Any Shareholder who wishes to receive separate copies of the annual report or proxy statement in the future may notify Alice E. Jensen, Corporate Secretary, at 1601 22nd Street, West Des Moines, Iowa, or 515-222-2300. Alternatively, any Shareholders sharing an address who are receiving multiple copies of the annual reports or proxy statements may also notify Ms. Jensen to request delivery of only one copy.

                                        By Order of the Board of Directors,


                                        /s/ Alice A. Jensen
                                        ----------------------------------------
                                        Alice A. Jensen, Secretary

March 12, 2007

                            WEST BANCORPORATION, INC.

                         APPENDIX TO THE PROXY STATEMENT

                                FISCAL YEAR 2006

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
General Information......................................................     2
Selected Financial Data..................................................     3
Management's Discussion and Analysis.....................................     4
Reports of Independent Registered Public Accounting Firm.................    27
Management's Report on Internal Control over Financial Reporting.........    30
Consolidated Balance Sheets..............................................    31
Consolidated Statements of Income........................................    32
Consolidated Statements of Stockholders' Equity..........................    33
Consolidated Statements of Cash Flows....................................    34
Notes to Consolidated Financial Statements...............................    36
Stock Information........................................................    64

                            WEST BANCORPORATION, INC.

                               GENERAL INFORMATION

West Bancorporation, Inc. (the "Company") is an Iowa corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended. The Company was organized and incorporated in 1984 to serve as a holding company for its principal banking subsidiary, West Bank (the "Bank").

West Bank's operations are conducted primarily within the Des Moines and Iowa City, Iowa metropolitan areas. The principal sources of revenue are from interest and fees earned on loans, service charges on deposit accounts, trust services and interest on fixed income securities.

On October 1, 2003, the Company, through a new wholly-owned subsidiary, WB Capital Management Inc. ("WB Capital"), purchased the assets of VMF Capital, L.L.C., a registered investment advisor. On December 30, 2005, the Company purchased Investors Management Group, Ltd. ("IMG"), an asset management company. In the fourth quarter of 2006, the two investment advisory subsidiaries merged and are operating as WB Capital, with offices in West Des Moines and Cedar Rapids, Iowa. WB Capital provides portfolio management services to individuals, retirement plans, corporations, public funds, mutual funds, foundations, endowments and high net worth individuals.

West Bancorporation Capital Trust I (the "Trust") was formed in 2003 for the purpose of issuing trust preferred securities. The Trust is recorded on the books of the Company using the equity method of accounting.

The Company's stock trades on the NASDAQ Global Market under the symbol WTBA.

WEST BANCORPORATION, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA

                                                       Years Ended December 31
(in thousands, except               ------------------------------------------------------------
per share amounts)                     2006         2005         2004         2003        2002
---------------------               ----------   ----------   ----------   ----------   --------
Operating Results
Interest income                     $   79,736   $   63,475   $   49,599   $   43,461   $ 44,640
Interest expense                        40,669       25,102       13,952       11,139     13,650
                                    ----------   ----------   ----------   ----------   --------
   Net interest income                  39,067       38,373       35,647       32,322     30,990
Provision for loan losses                1,725        1,775        1,200          850        910
                                    ----------   ----------   ----------   ----------   --------
   Net interest income after
      provision for loan losses         37,342       36,598       34,447       31,472     30,080
                                    ----------   ----------   ----------   ----------   --------
Noninterest income                      15,871       11,517       10,706        9,305      6,614
Noninterest expense                     24,678       18,645       16,968       14,694     11,220
                                    ----------   ----------   ----------   ----------   --------
   Income before income taxes           28,535       29,470       28,185       26,083     25,474
Income taxes                             9,128        9,395        9,571        8,800      9,098
                                    ----------   ----------   ----------   ----------   --------
   Net income                       $   19,407   $   20,075   $   18,614   $   17,283   $ 16,376
                                    ==========   ==========   ==========   ==========   ========
Dividends and Per Share Data (1)
Cash dividends                      $   10,956   $   10,689   $   10,484   $   10,279   $  9,957
Cash dividends per share                 0.625        0.610        0.595        0.580      0.562
Basic earnings per share                  1.11         1.14         1.06         0.98       0.92
Average common shares outstanding       17,537       17,537       17,599       17,706     17,706
Year End Balances
Total assets                        $1,268,536   $1,244,380   $1,148,435   $1,000,612   $886,116
Investment securities                  261,578      274,719      347,052      274,913    212,292
Loans                                  904,422      867,504      725,845      599,355    488,453
Allowance for loan losses               (8,494)      (7,615)      (6,527)      (5,975)    (4,494)
Deposits                               925,334      944,893      865,932      705,074    613,099
Long-term borrowings                   106,019       99,188      101,893      106,024     51,600
Stockholders' equity                   113,812      104,521       97,620       92,896     85,824
Equity to assets ratio                    8.97%        8.40%        8.50%        9.28%      9.69%

                                                       Years Ended December 31
                                    ----------------------------------------------------------
(dollars in thousands)                 2006         2005         2004        2003       2002
----------------------              ----------   ----------   ----------   --------   --------
Net income                          $   19,407   $   20,075   $   18,614   $ 17,283   $ 16,376
Average assets                       1,298,410    1,192,208    1,066,511    932,907    837,938
Average stockholders' equity           107,345      100,392       94,209     88,742     81,904
Return on assets (net income
   divided by average assets)             1.49%        1.68%        1.75%      1.85%      1.95%
Return on equity (net income
   divided by average equity)            18.08%       20.00%       19.76%     19.48%     19.99%
Efficiency ratio (noninterest
   expense divided by noninterest
   income plus taxable equivalent
   net interest income)                  43.42%       36.22%       35.78%     34.78%     29.19%
Dividend payout ratio (dividends
   paid divided by net income)           56.45%       53.25%       56.32%     59.26%     60.78%
Equity to assets ratio (average
   equity divided by average
   assets)                                8.27%        8.42%        8.83%      9.51%      9.77%

(1) In July 2006, the Company's Board of Directors authorized a 5 percent common stock dividend. Per share numbers in this report have been adjusted for that stock dividend.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

The following discussion is provided for the consolidated operations of the Company, which includes its wholly-owned banking subsidiary, West Bank, and its wholly-owned investment advisory subsidiary, WB Capital. The purpose of this discussion is to focus on significant factors affecting the Company's financial condition and results of operations.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT

The information contained in this report may contain forward-looking statements about the Company's growth and acquisition strategies, new products and services, and future financial performance, including earnings and dividends per share, return on average assets, return on average equity, efficiency ratio and capital ratio. Certain statements in this report constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon certain underlying assumptions, risks and uncertainties. Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements. Risks and uncertainties that may affect future results include: interest rate risk, competitive pressures, pricing pressures on loans and deposits, actions of bank and non-bank competitors, changes in local and national economic conditions, changes in regulatory requirements, actions of the Securities and Exchange Commission and/or the Federal Reserve Board, and customers' acceptance of the Company's products and services. The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CRITICAL ACCOUNTING POLICIES

The "Management's Discussion and Analysis of Financial Condition and Results of Operations," and disclosures included within this report, are based on the Company's audited consolidated financial statements. These statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The financial information contained in these statements is based on the financial effects of transactions and events that have already occurred. However, the preparation of these statements requires management to make certain estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses.

The Company's significant accounting policies are described in the "Notes to Consolidated Financial Statements." Based on its consideration of accounting policies that involve the most complex and subjective estimates and judgments, management has identified its most critical accounting policy to be that related to the allowance for loan losses.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. The Company has policies and procedures for evaluating the overall credit quality of its loan portfolio including timely identification of potential problem loans. On a quarterly basis, management reviews the appropriate level for the allowance for loan losses incorporating a variety of risk considerations, both quantitative and qualitative. Quantitative factors include the Company's historical loss experience, delinquency and charge-off trends, collateral values, known information about individual loans and other factors. Qualitative factors include the general economic environment in the Company's market areas and the expected trend of those economic conditions. To the extent actual results differ from forecasts and management's judgment, the allowance for loan losses may be greater or less than future charge-offs.

RESULTS OF OPERATIONS - 2006 COMPARED TO 2005

OVERVIEW

For the year ended December 31, 2006, the Company recorded net income of $19,407,000, a decline of 3.3 percent from net income of $20,075,000 in 2005. Earnings per share were $1.11 in 2006 compared to $1.14 in 2005. The decline was primarily due to lower net income from WB Capital and the interest expense associated with the debt incurred to fund the acquisition of IMG.

The Company's return on average assets (ROA) was 1.49 percent in 2006, compared to 1.68 percent in 2005. The return on average equity (ROE) was 18.08 percent, compared to 20.00 percent for the prior year.

The flattening yield curve during 2006 caused the net interest margin to decline 24 basis points from a year ago. The decline is the result of the cost of short-term borrowings and jumbo certificates of deposit rising more than the yields on the loan and investment portfolios.

Year-to-date noninterest income was higher than last year primarily due to investment advisory fees associated with IMG.

Year-to-date noninterest expense was 32 percent higher than a year ago also primarily due to expenses associated with IMG.

The Company has consistently used the efficiency ratio to measure productivity. This ratio is computed by dividing noninterest expense by the sum of tax-equivalent net interest income plus noninterest income (excluding gains and losses from the sale of securities). For the year ended December 31, 2006, the Company's efficiency ratio was 43.42 percent, up from the prior year's ratio of
36.22 percent. This ratio for both years is significantly better than peer group averages, which are generally around 60 percent according to data in the September 2006 Bank Holding Company Performance Report, a report prepared by the Federal Reserve Board's Division of Banking Supervision and Regulation. The Company expects the efficiency ratio for 2007 to be similar to 2006.

Net Interest Income

Net interest income increased 1.8 percent to $39,067,000 for 2006 primarily due to the increase in loan volume. Average loans grew by 17 percent. The average yield on earning assets increased 86 basis points, while the average rate on interest-bearing liabilities increased 127 basis points. The net interest spread, which is the difference between the yield earned on assets and the rate paid on liabilities, declined to 2.66 percent from 3.07 percent a year earlier. Net interest margin, which is tax-equivalent net interest income as a percent of average earning assets, was 3.38 percent in 2006, down from 3.62 percent in 2005. During most of 2006, the yield curve was flat or inverted which means that long-term rates were similar to or lower than short-term rates. It is expected that the yield curve will remain flat or inverted throughout 2007.

Loan Growth/Loan Quality

At December 31, 2006, total loans increased approximately $36 million to $904 million from $868 million a year earlier. Most of the growth came in commercial, construction and commercial real estate loans. Loan quality remained good with non-performing loans at December 31, 2006 totaling $650,000, or .07 percent of total loans. At December 31, 2005, non-performing loans totaled $4,912,000, or
0.57 percent of total loans. Non-performing loans include loans on non-accrual status, loans that have been renegotiated to below market interest rates or terms (of which there were none), and loans past due 90 days or more.

The allowance for loan losses, which totaled $8,494,000, represented 1,307 percent of non-accrual loans and loans past due more than 90 days at the end of 2006, compared to 155 percent for 2005. The provision for loan losses totaled $1,725,000 for 2006, down from $1,775,000 for 2005. The Company's net charge-offs as a percent of average loans were 0.09 percent for 2006, the same as 2005. The amount of loans charged off in 2006 totaled $1,140,000 compared to $823,000 in 2005. Recoveries in 2006 from loans previously charged off were $294,000, up from $136,000 in the prior year.

The allowance for loan losses represents a reserve available to absorb probable loan losses within the loan portfolio as of December 31, 2006. The allowance is based on management's judgment after considering various factors such as the current and anticipated economic environment, historical loan loss experience, and evaluation of individual loans.

Management considered the allowance for loan losses at December 31, 2006 sufficient to absorb probable loan losses within the portfolio.

Noninterest Income

The following table shows the variance from the prior year in the noninterest income categories shown in the Consolidated Statements of Income. In addition, accounts within the Other Income category that represent significant variances are shown (in thousands).

                                                     Years ended December 31
                                              -------------------------------------
                                                2006      2005    Change   Change-%
                                              -------   -------   ------   --------
Noninterest income
   Service charges on deposit accounts        $ 4,821   $ 4,660   $  161      3.45%
   Trust services                                 767       820      (53)    -6.46%
   Investment advisory fees                     8,040     3,349    4,691    140.07%
   Increase in cash value of bank-owned
      life insurance                              857       843       14      1.66%
   Net realized gains (losses) on sales
      of securities                              (171)      291     (462)  -158.76%
   Other income:
      VISA/MasterCard income                      166       132       34     25.76%
      Debit card usage fees                       237       194       43     22.16%
      ATM surcharge fees                           69        86      (17)   -19.77%
      Check printing fees                         150       142        8      5.63%
      Gain on sale of residential mortgages        81       119      (38)   -31.93%
      Other loan fees                              69       178     (109)   -61.24%
      Gain on sale of fixed assets                112        --      112    100.00%
      All other income                            673       703      (30)    -4.27%
                                              -------   -------   ------   -------
      Total other income                        1,557     1,554        3      0.19%
                                              -------   -------   ------   -------
      Total noninterest income                $15,871   $11,517   $4,354     37.80%
                                              =======   =======   ======   =======

Service charges on deposit accounts increased slightly because of implementation of pricing changes for returned check charges in the third quarter of 2006. Service charges collected on commercial accounts declined slightly from the prior year as higher earnings credits reduced those fees. Income from trust services was down. Certain types of trusts, such as estates, can cause fluctuations in earned fees.

Investment advisory fees are fees earned by WB Capital. The significant increase in investment advisory fees in the current year was due to the acquisition of IMG on the last day of 2005. The two subsidiaries were merged in the fourth quarter of 2006. Revenue from the combined company did not meet expectations as the time involved in merging the two companies detracted from new sales efforts. Combining the two companies will allow for more effective client service.

The Company recognized losses from the sale of investment securities in 2006 as lower yielding investments were sold, with the proceeds being reinvested at higher yields. The increase in VISA/MasterCard income was due to increases in customer usage. The increase in debit card usage fees was the result of higher volumes as customers continued to expand utilization of this convenient payment method. The decline in the ATM card usage fees was due to changes in behavior as non-customers seek to avoid surcharges when using an ATM. Gains from sale of residential mortgages originated for sale in the secondary market were down because increases in market interest rates have reduced the volume of originations. Noninterest-related loan fees in 2005 included the recognition of a fee for a loan commitment that was terminated by a customer. The gain on the sale of fixed assets represents the gain recognized on the sale of one of the Bank's branch offices. That office was relocated to a new leased facility.

Noninterest Expense

Total noninterest expense increased 32.4 percent to $24,678,000 in 2006 from $18,645,000 in 2005.

The following table shows the variance from the prior year in the noninterest expense categories shown in the Consolidated Statements of Income. In addition, accounts within the Other Expense category that represent significant variances are shown (in thousands).

                                           Years ended December 31
                                    -------------------------------------
                                      2006      2005    Change   Change-%
                                    -------   -------   ------   --------
Noninterest expense:
   Salaries and employee benefits   $13,937   $10,308   $3,629     35.21%
   Occupancy                          3,433     2,497      936     37.48%
   Data processing                    1,920     1,428      492     34.45%
   Other expenses:
      Insurance                         253       160       93     58.13%
      Marketing                         554       369      185     50.14%
      Business development              287       250       37     14.80%
      Professional fees                 672       531      141     26.55%
      Consulting fees                   206       284      (78)   -27.46%
      Intangible amortization           884       339      545    160.77%
      All other expenses              2,532     2,479       53      2.14%
                                    -------   -------   ------    ------
      Total other expenses            5,388     4,412      976     22.12%
                                    -------   -------   ------    ------
      Total noninterest expense     $24,678   $18,645   $6,033     32.36%
                                    =======   =======   ======    ======

The increase in salaries and benefits included compensation and benefits for approximately 24 employees related to the acquisition of IMG, approximately 15 more employees at West Bank in 2006 than in the prior year due to growth of the bank, annual compensation adjustments and higher medical insurance premiums.

Occupancy expenses were higher in 2006 because of one additional location related to IMG and increased depreciation expense related to remodeling projects, including furniture and equipment purchases throughout the Company. Early in the year the Clive office of WB Capital was relocated to the same facility as IMG, and is using space that was already leased. Additional excess space in that new location is available for subleasing and is being actively marketed. A new tenant has utilized the former Clive office and the landlord canceled WB Capital's remaining lease. A charge of approximately $32,000 was recorded to occupancy expense in the second quarter of 2006 as a result of terminating the lease. In the third quarter, one of the Des Moines metropolitan branches was relocated to a higher traffic location. The former branch was sold in the fourth quarter and resulted in a gain of approximately $112,000.

Data processing expense and insurance expense were higher primarily due to the acquisition of IMG. Marketing and business development related costs increased as a result of significant efforts to increase and expand current and new customer relationships at the Bank and at WB Capital.

Professional fees increased due to the acquisition of IMG, higher audit fees and higher legal fees. Consulting fees for 2006 included expenses incurred by IMG, but have declined as 2005 expense included fees for implementation of software programs to assist with asset-liability management and profitability measurement. Intangible amortization increased as the result of recording client base and employment/noncompete intangibles in the acquisition of IMG.

Income Taxes

The Company records a provision for income taxes currently payable, along with a provision for those taxes payable in the future. Such deferred taxes arise from differences in the timing of certain items for financial statement reporting compared to income tax reporting. The effective income tax rate differs from the federal statutory income tax rate primarily due to tax-exempt interest income, the tax-exempt increase in cash value of bank-owned life insurance, disallowed interest expense, tax deductible dividends paid into the employee savings and stock ownership plan and state income taxes. Also, during 2005, management determined that with the acquisition of IMG, the Company will be able to utilize the existing state operating loss carryforwards. The valuation allowance was recognized as a reduction in tax expense in December 2005. The effective rate of income tax expense as a percent of income before income taxes was 32.0 percent for 2006, compared to 31.9 percent for 2005. The federal income tax expense was approximately $7,783,000 and $7,950,000 for 2006 and 2005, respectively, while state income tax expense was approximately $1,345,000 and $1,450,000, respectively.

RESULTS OF OPERATIONS - 2005 COMPARED TO 2004

OVERVIEW

For the year ended December 31, 2005, the Company recorded net income of $20,075,000, an increase of 7.8 percent from net income of $18,614,000 in 2004. Earnings per share were $1.14 in 2005 compared to $1.06 in 2004. Earnings per share for both years were restated to reflect a 5 percent common stock dividend, which was authorized in July 2006. The increase was primarily due to higher net interest income, which increased $2,726,000 due to significant loan growth. Average loans grew approximately 22 percent over the prior year. The provision for loan losses was $575,000 higher than the prior year. Noninterest income increased by $811,000, while noninterest expenses were $1,677,000 higher in 2005.

The Company's return on average assets was 1.68 percent in 2005, compared to
1.75 percent in 2004. The return on average equity was 20.00 percent, compared to 19.76 percent for the prior year.

The flattening yield curve during 2005 caused the net interest margin to decline 9 basis points from 2004. The decline was the result of the cost of short-term borrowings and jumbo certificates of deposit rising more than the yields on the loan and investment portfolios.

Year-to-date noninterest income was higher than the prior year due to investment advisory fees earned by WB Capital, increased trust fees, higher loan-related fees (not subject to deferral and amortization), and increased gains on sale of investment securities.

Year-to-date noninterest expense was 9.9 percent higher than 2004 due to increases in compensation related expenses, occupancy costs, consulting fees and net other real estate owned expense.

For the year ended December 31, 2005, the Company's efficiency ratio was 36.22 percent, up from the prior year's ratio of 35.78 percent.

Net Interest Income

Net interest income increased 7.6 percent to $38,373,000 for 2005 primarily due to the increase in loan volume, which more than offset the rising rates paid on deposits and borrowings. Average loans grew by 21.6 percent and the average balance of the investment portfolio was up 3.7 percent. The average yield on earning assets increased 77 basis points, while the average rate on interest-bearing liabilities increased 106 basis points. The net interest spread declined to 3.07 percent from 3.36 percent a year earlier. Net interest margin was 3.62 percent in 2005, down from 3.71 percent in 2004.

Loan Growth/Loan Quality

At December 31, 2005, total loans increased approximately $142 million to $868 million from $726 million a year earlier. Most of the growth came in commercial, construction and commercial real estate loans. Loan quality remained good with non-performing loans at December 31, 2005, totaling $4,912,000, or 0.57 percent of total loans. One loan accounted for $3,867,000 of this total. The loan was a commercial loan secured by commercial real estate used in the operation of the customer's business and farmland. It was placed on non-accrual status due to the time period that was believed to be involved in resolving the loan. At December 31, 2004, non-performing loans totaled $860,000 or 0.12 percent of total loans.

The allowance for loan losses, which totaled $7,615,000, represented 155 percent of non-accrual loans and loans past due more than 90 days at the end of 2005, compared to 759 percent for 2004. The provision for loan losses totaled $1,775,000 for 2005, up from $1,200,000 for 2004. The Company's net charge-offs as a percent of average loans were 0.09 percent for 2005, compared to 0.10 percent for 2004. The amount of loans charged off in 2005 totaled $823,000, compared to $815,000 in 2004. Recoveries in 2005 from loans previously charged off were $136,000, down from $167,000 in the prior year.

Management considered the allowance for loan losses at December 31, 2005 sufficient to absorb probable loan losses within the portfolio.

Noninterest Income

The following table shows the variance from the prior year in the noninterest income categories shown in the Consolidated Statements of Income. In addition, accounts within the Other Income category that represent significant variances are shown (in thousands).

                                                      Years ended December 31
                                               -------------------------------------
                                                 2005      2004    Change   Change-%
                                               -------   -------   ------   --------
Noninterest income
   Service charges on deposit accounts         $ 4,660   $ 4,968   $(308)     -6.20%
   Trust services                                  820       632     188      29.75%
   Investment advisory fees                      3,349     2,683     666      24.82%
   Increase in cash value of bank-owned
      life insurance                               843       869     (26)     -2.99%
   Net realized gains on sales of securities       291       199      92      46.23%
   Other income:
      VISA/MasterCard income                       132       175     (43)    -24.57%
      Debit card usage fees                        194       156      38      24.36%
      ATM surcharge fees                            86        96     (10)    -10.42%
      Gain on sale of residential mortgages        119       152     (33)    -21.71%
      Gain on sale of commercial loans              51        --      51        N/A
      Other loan fees                              178        --     178        N/A
      All other income                             794       776      18       2.32%
                                               -------   -------   -----     ------
      Total other income                         1,554     1,355     199      14.69%
                                               -------   -------   -----     ------
      Total noninterest income                 $11,517   $10,706   $ 811       7.58%
                                               =======   =======   =====     ======

Service charges on deposit accounts declined for two reasons. First, higher interest rates resulted in a higher earnings credit on commercial checking accounts, which resulted in lower service charges. Second, return check charges declined in 2005 due to fewer customers overdrawing their accounts. Income from trust services was up due to a higher amount of custodial assets and assets under management. Also, certain types of trusts, such as estates, can cause fluctuations in earned fees. The increase in investment advisory fees was due to sales efforts throughout the past year, which resulted in total average assets under management increasing from $715 million in 2004 to $800 million in 2005. The decline in VISA/MasterCard income was due to a decline in the number of merchant customers and lower sales activity at certain merchants. The increase in debit card usage fees was the result of higher volumes as customers continued to expand utilization of this convenient payment method. The decline in the ATM card usage fees was due to changes in behavior as non-customers sought to avoid surcharges when using an ATM. Gains from sale of residential mortgages originated for sale in the secondary market declined because of lower volume due to rising interest rates and increased pricing competition. The gains from the sale of commercial loans resulted from the sale of the United States Department of Agriculture (USDA) guaranteed portion of commercial loans in the first half of 2005. Noninterest related loan fees included the recognition of a fee for a loan commitment that was terminated by a customer in the second quarter of 2005.

Noninterest Expense

Total noninterest expense increased 9.9 percent to $18,645,000 in 2005 from $16,968,000 in 2004.

The following table shows the variance from the prior year in the noninterest expense categories shown in the Consolidated Statements of Income. In addition, accounts within the Other Expense category that represent significant variances are shown (in thousands).

                                               Years ended December 31
                                        -------------------------------------
                                          2005      2004    Change   Change-%
                                        -------   -------   ------   --------
Noninterest expense:
   Salaries and employee benefits       $10,308   $ 9,680   $  628      6.49%
   Occupancy                              2,497     2,057      440     21.39%
   Data processing                        1,428     1,361       67      4.92%
   Other expenses:
      Professional fees                     531       567      (36)    -6.35%
      Insurance                             160       129       31     24.03%
      Marketing                             369       324       45     13.89%
      Postage and courier                   398       373       25      6.70%
      Consulting fees                       284        84      200    238.10%
      Other real estate owned expense         9      (175)     184    105.14%
      Miscellaneous operating losses        183       110       73     66.36%
      All other expenses                  2,478     2,458       20      0.81%
                                        -------   -------   ------    ------
      Total other expenses                4,412     3,870      542     14.01%
                                        -------   -------   ------    ------
      Total noninterest expense         $18,645   $16,968   $1,677      9.88%
                                        =======   =======   ======    ======

The increase in salaries and benefits was the result of staff additions, annual compensation adjustments and certain benefit costs, primarily medical insurance. As of the end of 2005, the Company had 158 full-time equivalent employees excluding IMG, which was acquired on December 30, 2005, compared to 145 full-time equivalent employees at December 31, 2004. As of the end of 2005, IMG had 25 full-time equivalent employees. Occupancy expenses were higher in 2005 due to one additional location (Coralville, Iowa), and increased depreciation expense related to remodeling projects and technology upgrades throughout the Company. Professional fees declined from the prior year due to lower legal fees. Insurance expense was higher because the Company's director's and officer's policy renewed in the third quarter of 2004 at premiums that were significantly higher than at the previous renewal period. Marketing expense increased as a result of additional targeted marketing campaigns. The increase in consulting fees was due to a change in the contract with the Company's former chairman from that of an employment agreement to a consulting agreement, and the hiring of an outside consultant to help with the implementation of software programs to assist with asset-liability management and profitability measurement. The net expense for other real estate owned increased as 2004 included gains from the sale of several other real estate properties.

Income Taxes

The effective rate of income tax expense as a percent of income before income taxes was 31.9 percent for 2005, compared to 34.0 percent for 2004. The reasons for the decline in the effective rate were the significant increase in tax-exempt municipal income and the recognition of a previously established valuation allowance related to a state net operating loss carryforward. The valuation allowance was recognized as a reduction in tax expense in December 2005. The federal income tax expense was approximately $7,950,000 and $8,200,000 for 2005 and 2004, respectively, while state income tax expense was approximately $1,450,000 and $1,350,000, respectively.

DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY; INTEREST RATES; AND INTEREST DIFFERENTIAL

Average Balances and an Analysis of Average Rates Earned and Paid

The following tables show average balances and interest income or interest expense, with the resulting average yield or rate by category of average earning assets or interest-bearing liability. Interest income and the resulting net interest income are shown on a fully taxable basis.

                                                 2006                             2005                             2004
                                    ------------------------------   ------------------------------   ------------------------------
                                      Average    Revenue/   Yield/     Average    Revenue/   Yield/     Average    Revenue/   Yield/
(dollars in thousands)                Balance     Expense    Rate      Balance    Expense     Rate      Balance     Expense    Rate
                                    ----------   --------   ------   ----------   --------   ------   ----------   --------   ------
Assets
Interest-earning assets:
Loans: (2)(3)
   Commercial                       $  343,659    $26,534    7.72%   $  278,135    $18,078    6.50%   $  275,554    $14,812    5.38%
   Real estate (1)                     560,673     39,971    7.13%      492,283     31,624    6.42%      351,456     21,517    6.12%
   Consumer and other loans             14,660      1,026    7.00%       14,746        962    6.53%       18,865      1,171    6.21%
                                    ----------    -------    ----    ----------    -------    ----    ----------    -------    ----
Total loans                            918,992     67,531    7.35%      785,164     50,664    6.45%      645,875     37,500    5.81%
                                    ----------    -------    ----    ----------    -------    ----    ----------    -------    ----
Investment securities:
   Taxable                             172,265      7,925    4.60%      210,966      8,957    4.25%      240,601      9,442    3.92%
   Tax-exempt (1)                       98,219      5,105    5.20%      102,049      5,317    5.21%       61,117      2,977    4.87%
                                    ----------    -------    ----    ----------    -------    ----    ----------    -------    ----
Total investment securities            270,484     13,030    4.82%      313,015     14,274    4.56%      301,718     12,419    4.12%
                                    ----------    -------    ----    ----------    -------    ----    ----------    -------    ----
Federal funds sold and other
   short-term investments               17,465        903    5.17%       12,211        412    3.37%       46,588        948    2.03%
                                    ----------    -------    ----    ----------    -------    ----    ----------    -------    ----
Total interest-earning assets (1)    1,206,941     81,464    6.75%    1,110,390     65,350    5.89%      994,181     50,867    5.12%
                                    ----------    -------    ====    ----------    -------    ====    ----------    -------    ====
Noninterest-earning assets:
Cash and due from banks                 28,831                           34,393                           28,326
Premises and equipment, net              5,511                            4,632                            3,794
Other, less allowance for loan
   losses                               57,127                           42,793                           40,210
                                    ----------                       ----------                       ----------
Total noninterest-earning assets        91,469                           81,818                           72,330
                                    ----------                       ----------                       ----------
Total assets                        $1,298,410                       $1,192,208                       $1,066,511
                                    ==========                       ==========                       ==========

(1) Tax-exempt income has been adjusted to a tax-equivalent basis using an incremental rate of 35% and is adjusted to reflect the effect of the nondeductible interest expense associated with owning tax-exempt investments.

(2) Average loan balances include non-accrual loans. Interest income on non-accrual loans has been excluded.

(3) Interest income on loans includes amortization of loan fees, which is not material.

                                                 2006                          2005                          2004
                                     ----------------------------  ----------------------------  ----------------------------
                                       Average   Revenue/  Yield/    Average   Revenue/  Yield/    Average   Revenue/  Yield/
(dollars in thousands)                 Balance    Expense   Rate     Balance    Expense   Rate     Balance    Expense   Rate
                                     ----------  --------  ------  ----------  --------  ------  ----------  --------  ------
Liabilites and Stockholders' Equity
Interest-bearing liabilities:
Deposits:
   Savings, checking with interest,
      and money markets              $  306,254   $ 7,912   2.58%  $  333,507   $ 5,482   1.64%  $  395,757   $ 3,682   0.93%
   Time deposits                        498,455    23,557   4.73%     333,912    10,459   3.13%     193,379     3,760   1.94%
                                     ----------   -------   ----   ----------   -------   ----   ----------   -------   ----
Total deposits                          804,709    31,469   3.91%     667,419    15,941   2.39%     589,136     7,442   1.26%
Other borrowed funds                    189,967     9,200   4.84%     223,346     9,161   4.10%     203,064     6,510   3.21%
                                     ----------   -------   ----   ----------   -------   ----   ----------   -------   ----
Total interest-bearing liabilities      994,676    40,669   4.09%     890,765    25,102   2.82%     792,200    13,952   1.76%
                                     ----------   -------   ====   ----------   -------   ====   ----------   -------   ====
Noninterest-bearing liabilities:
Demand deposits                         186,894                       194,957                       175,605
Other liabilities                         9,495                         6,094                         4,497
Stockholders' equity                    107,345                       100,392                        94,209
                                     ----------                    ----------                    ----------
Total liabilities and stockholders'
   equity                            $1,298,410                    $1,192,208                    $1,066,511
                                     ==========                    ==========                    ==========
Net interest income (1)                           $40,795                       $40,248                       $36,915
                                                  =======                       =======                       =======
Margin Analysis
Interest income/yield on
   interest-earning assets (1)                    $81,464   6.75%               $65,350   5.89%               $50,867   5.12%
Interest expense/rate on
   interest-bearing liabilities                    40,669   4.09%                25,102   2.82%                13,952   1.76%
                                                  -------   ----                -------   ----                -------   ----
Net interest income/net interest
   spread (1)                                     $40,795   2.66%               $40,248   3.07%               $36,915   3.36%
                                                  =======   ====                =======   ====                =======   ====
Net interest margin (1)                                     3.38%                         3.62%                         3.71%
                                                            ====                          ====                          ====

(1) Tax-exempt income has been adjusted to a tax-equivalent basis using an incremental rate of 35% and is adjusted to reflect the effect of the nondeductible interest expense associated with owning tax-exempt investments.

NET INTEREST INCOME

The Company's largest component of net income is net interest income, which is the difference between interest earned on earning assets that are primarily loans and investments and interest paid on interest-bearing liabilities that are primarily deposits and borrowings. The volume of and yields earned on earning assets and the volume of and the rates paid on interest-bearing liabilities determine net interest income. Interest earned and interest paid are also affected by general economic conditions, particularly changes in market interest rates, and by competitive factors, government policies and the action of regulatory authorities. Tax-equivalent net interest income divided by average earning assets is referred to as net interest margin. For the years ending December 31, 2006, 2005 and 2004, the Company's net interest margin was 3.38 percent, 3.62 percent and 3.71 percent, respectively.

Analysis of Changes in Interest Differential

The following table sets forth, on a tax-equivalent basis, a summary of the changes in net interest income due to changes in asset and liability volumes and due to changes in interest rates.

VOLUME AND YIELD/RATE VARIANCE (1)
(in thousands and on a tax equivalent basis)

                                         2006 Compared to 2005         2005 Compared to 2004
                                      ---------------------------   ---------------------------
                                       Volume     Rate     Total     Volume     Rate     Total
                                      -------   -------   -------   -------   -------   -------
Interest Income
Loans: (2)
   Commercial                         $ 4,704   $ 3,752   $ 8,456   $   140   $ 3,126   $ 3,266
   Real estate (3)                      4,663     3,684     8,347     9,000     1,107    10,107
   Consumer and other loans                (6)       70        64      (266)       57      (209)
                                      -------   -------   -------   -------   -------   -------
Total loans (including fees)            9,361     7,506    16,867     8,874     4,290    13,164
                                      -------   -------   -------   -------   -------   -------
Investment securities:
   Taxable                             (1,737)      705    (1,032)   (1,220)      735      (485)
   Tax-exempt (3)                        (199)      (13)     (212)    2,120       220     2,340
                                      -------   -------   -------   -------   -------   -------
Total investment securities            (1,936)      692    (1,244)      900       955     1,855
                                      -------   -------   -------   -------   -------   -------
Federal funds sold and other
   short-term investments                 219       272       491      (943)      407      (536)
                                      -------   -------   -------   -------   -------   -------
Total interest income (3)               7,644     8,470    16,114     8,831     5,652    14,483
                                      -------   -------   -------   -------   -------   -------
Interest Expense
Deposits:
   Savings, checking with interest,
      and money markets                  (480)    2,910     2,430      (655)    2,455     1,800
   Time deposits                        6,444     6,654    13,098     3,639     3,060     6,699
                                      -------   -------   -------   -------   -------   -------
Total deposits                          5,964     9,564    15,528     2,984     5,515     8,499
Other borrowed funds                   (1,481)    1,520        39       698     1,953     2,651
                                      -------   -------   -------   -------   -------   -------
Total interest expense                  4,483    11,084    15,567     3,682     7,468    11,150
                                      -------   -------   -------   -------   -------   -------
Net interest income (3)               $ 3,161   $(2,614)  $   547   $ 5,149   $(1,816)  $ 3,333
                                      =======   =======   =======   =======   =======   =======

(1) The change in interest that is due to both volume and rate changes has been allocated to the change due to volume and the change due to rate in proportion to the absolute value of the change in each.

(2) Balances of non-accrual loans have been included for computational purposes.

(3) Tax-exempt income has been converted to a tax-equivalent basis using a federal income tax rate of 35% and is adjusted for the effect of the nondeductible interest expense associated with owning tax-exempt investments.

INVESTMENT PORTFOLIO

The following table sets forth the composition of the Company's securities available for sale for the past three years ending December 31, 2006, 2005 and 2004 (dollars in thousands).

                                                                As of December 31
                                                         ------------------------------
                                                           2006       2005       2004
                                                         --------   --------   --------
U.S. Government agencies and corporations                $137,620   $147,047   $186,301
States of the United States and political subdivisions     97,162    103,947     58,728
Corporate notes and other investments                      21,949     19,340     36,081
                                                         --------   --------   --------
Total                                                    $256,731   $270,334   $281,110
                                                         ========   ========   ========

The following table sets forth the composition of the Company's securities held to maturity for the past three years ending December 31, 2006, 2005 and 2004 (dollars in thousands).

                                                           As of December 31
                                                         ---------------------
                                                         2006   2005     2004
                                                         ----   ----   -------
U.S. Government agencies and corporations                 $--    $--   $13,001
States of the United States and political subdivisions     --     --    38,185
Corporate notes and other investments                      --     --     8,234
                                                          ---    ---   -------
Total                                                     $--    $--   $59,420
                                                          ===    ===   =======

During 2005, the Company transferred all held to maturity investment securities to the available for sale category. The decision to transfer all held to maturity securities to the available for sale category was made to allow the entire investment portfolio to be managed on a total return basis.

The investments below are presented at carrying value and reported by contractual maturity. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without prepayment penalties.

December 31, 2006
(dollars in thousands)

                                                                           After one year   After five years
                                                             Within one   but within five    but within ten    After ten
                                                                year           years              years          years      Total
                                                             ----------   ---------------   ----------------   ---------   --------
U.S. Government agencies and corporations                      $ 3,943        $ 88,945           $37,255        $ 7,477    $137,620
States of the United States and political subdivisions           6,246          15,412            23,789         51,715      97,162
Corporate notes and other investments                               --           3,540             6,809         11,600      21,949
                                                               -------        --------           -------        -------    --------
Total                                                          $10,189        $107,897           $67,853        $70,792    $256,731
                                                               =======        ========           =======        =======    ========
Weighted average yield:
U.S. Government agencies and corporations                        3.50%            4.23%             4.80%          3.95%
States of the United States and political subdivisions (1)       4.71%            5.03%             5.63%          5.44%
Corporate notes and other investments                              --             4.68%             4.27%          6.07%
                                                               -------        --------           -------        -------
Total                                                            4.24%            4.36%             5.04%          5.39%
                                                               =======        ========           =======        =======

(1) Yields on tax-exempt obligations have been computed on a tax-equivalent basis using an incremental tax rate of 35% and are adjusted to reflect the effect of the nondeductible interest expense associated with owning tax-exempt investments.

Investments in States of the United States and political subdivisions represent purchases of municipal bonds issued by municipalities located primarily in the State of Iowa.

Investments in corporate notes and other investments include corporate debt obligations of companies located and doing business throughout the United States. The debt obligations were all within the credit ratings acceptable under West Bank's investment policy.

As of December 31, 2006, the Company did not have securities from a single issuer, except for the United States government or its agencies, which exceeded 10 percent of consolidated stockholders' equity.

LOAN PORTFOLIO

Types of Loans

The following table sets forth the composition of the Company's loan portfolio for the past five years ending December 31, 2006 (dollars in thousands).

                                                               As of December 31
                                             ----------------------------------------------------
                                               2006       2005       2004       2003       2002
                                             --------   --------   --------   --------   --------
Commercial                                   $327,985   $311,086   $260,706   $233,035   $223,135
Real Estate:
   Construction, land and land development    143,928    134,581     90,115     48,681     30,523
   1-4 family residential                      89,114     86,485     79,580     76,853     56,939
   Commercial                                 328,514    321,561    281,956    211,853    154,222
Consumer and other loans                       15,752     14,957     14,545     29,643     23,755
                                             --------   --------   --------   --------   --------
Total loans                                   905,293    868,670    726,902    600,065    488,574
Deferred loan fees, net                           871      1,166      1,057        710        121
                                             --------   --------   --------   --------   --------
Total loans, net of deferred fees            $904,422   $867,504   $725,845   $599,355   $488,453
                                             ========   ========   ========   ========   ========

The Company's loan portfolio primarily consists of commercial, commercial real estate, real estate construction, land and land development, residential real estate, and consumer loans. As of December 31, 2006, gross loans totaled approximately $905 million, which equals approximately 98 percent of total deposits and 71 percent of total assets. As of December 31, 2006, almost all of the loans were originated directly by West Bank to borrowers within the Bank's principal market areas. There were no foreign loans outstanding during the years presented.

Commercial loans consist primarily of loans to businesses for various purposes, including revolving lines to finance current operations, inventory and accounts receivable, and capital expenditure loans to finance equipment and other fixed assets. These loans generally have short maturities, have either adjustable or fixed rates, and are either unsecured or secured by inventory, accounts receivable and/or equipment.

Real estate loans include various types of loans for which West Bank holds real property as collateral, and consist of loans primarily on commercial properties and single and multi-family residences. Real estate loans typically have fixed rates for up to seven years, with the bank's loan policy having a maximum amortization period of up to 30 years. The majority of construction loan volume is to contractors and developers to construct commercial buildings or develop residential real estate and generally have maturities of up to 24 months. West Bank originates residential real estate loans for its portfolio and for sale in the secondary market for a fee.

Consumer loans include loans extended to individuals for household, family and other personal expenditures not secured by real estate. The majority of West Bank's consumer lending is for vehicles, consolidation of personal debts, and household improvements.

The interest rates charged on loans vary with the degree of risk, the amount of the loan and the maturity of the loan. Competitive pressures, market interest rates, the availability of funds and government regulation further influence the rate charged on a loan.

West Bank follows a loan policy that has been approved by the Bank's Board of Directors and is administered by West Bank's management. The loan policy is reviewed annually and updated as considered necessary. This policy establishes lending limits, review criteria and other guidelines such as loan administration and allowance for loan losses. Loans are approved by the Bank's Board of Directors and/or designated officers in accordance with respective guidelines and underwriting policies of the Bank. Loans to any one borrower are limited by applicable state banking laws. Loan officer credit limits generally vary according to the individual loan officer's experience.

Maturities of Loans

The contractual maturities of the Company's loan portfolio are as shown below. Actual maturities may differ from contractual maturities because individual borrowers may have the right to prepay loans with or without prepayment penalties.

Loans as of December 31, 2006
(dollars in thousands)

                                                          After
                                                         one but
                                                         within     After
                                              Within      five      five
                                             one year     years     years      Total
                                             --------   --------   -------   --------
Commercial                                   $176,616   $135,189   $16,180   $327,985
Real Estate:
   Construction, land and land development    102,320     40,384     1,224    143,928
   1-4 family residential                      19,973     55,911    13,230     89,114
   Commercial                                  36,426    231,274    60,814    328,514
Consumer and other loans                        8,196      7,479        77     15,752
                                             --------   --------   -------   --------
Total Loans                                  $343,531   $470,237   $91,525   $905,293
                                             ========   ========   =======   ========

                                       After one but
                                        within five    After five
                                           years          years
                                       -------------   ----------
Loan maturities after one year with:
Fixed rates                               $388,716       $54,385
Variable rates                              81,521        37,140
                                          --------       -------
                                          $470,237       $91,525
                                          ========       =======

Risk Elements

The following table sets forth information concerning the Company's non-performing assets for the past five years ending December 31, 2006 (dollars in thousands).

                                                  Years Ended December 31
                                        -------------------------------------------
                                         2006     2005      2004     2003     2002
                                        ------   ------   -------   ------   ------
Non-accrual loans                       $  495   $4,145   $  785    $1,668   $1,354
Loans past due 90 days and still
   accruing interest                       155      767       75       125      545
                                        ------   ------   ------    ------   ------
Total non-performing loans                 650    4,912      860     1,793    1,899
Other real estate owned                  2,002      497      175       441      529
                                        ------   ------   ------    ------   ------
Total non-performing assets             $2,652   $5,409   $1,035    $2,234   $2,428
                                        ======   ======   ======    ======   ======
Non-performing loans to total loans       0.07%    0.57%    0.12%     0.30%    0.39%
Non-performing assets to total loans      0.29%    0.62%    0.14%     0.37%    0.50%
Non-performing assets to total assets     0.21%    0.43%    0.09%     0.22%    0.27%

The accrual of interest on past due and other impaired loans is generally discontinued when loan payments are past due 90 days or when, in the opinion of management, the borrower may be unable to make payments as they become due. Interest income is subsequently recognized only to the extent cash payments are received. In certain cases, interest may continue to accrue on loans past due more than 90 days when the value of the collateral is sufficient to cover both the principal amount of the loan and accrued interest. Interest income on restructured loans is recognized pursuant to the terms of the new loan agreement. Interest income on other impaired loans is monitored and based upon the terms of the underlying loan agreement. However, the recorded net investment in impaired loans, including accrued interest, is limited to the present value of the expected cash flows of the impaired loan or the observable fair market value of the loan's collateral.

Outstanding loans of approximately $3,560,000 were placed on non-accrual status during 2006, with total non-accrual loans equaling $495,000 as of December 31, 2006. The average balance of non-accrual loans during 2006 was approximately $4.1 million. One loan totaling approximately $1.9 million accounted for over half of the total placed on non-accrual status during 2006. This loan was paid in full at year-end. The total amount of loans on non-accrual status as of December 31, 2005 was $4,145,000. One loan accounted for approximately $3.9 million of the total non-accrual loans at December 31, 2005 and remained as a non-accrual loan through most of 2006. This loan was secured by commercial real estate and farmland. In the third quarter of 2006, the farmland was deemed to be an in-substance foreclosure and transferred to other real estate owned at an estimated net realizable value of $1,600,000. It remained in that category as of December 31, 2006. The remaining portion of the loan was paid off at the end of 2006. Loans are placed on non-accrual status when there is doubt as to the borrower's ability to make scheduled principal and interest payments. A loan may be removed from non-accrual status when payments have resumed and it is reasonable to expect continued payment performance. For the years ended December 31, 2006, 2005 and 2004, interest income that would have been recorded under the original terms of such loans was approximately $306,000, $91,000, and $98,000, respectively. For the periods shown above, there were no restructured loans. As of December 31, 2006, there were no additional potential problem loans identified that are not included in the table above.

SUMMARY OF THE ALLOWANCE FOR LOAN LOSSES

The provision for loan losses represents charges made to earnings to maintain an adequate allowance for loan losses. The allowance for loan losses is management's best estimate of probable losses inherent in the loan portfolio as of the balance sheet date. Factors considered in establishing an appropriate allowance include an assessment of the financial condition of the borrower, a realistic determination of value and adequacy of underlying collateral, the condition of the local economy and the condition of the specific industry of the borrower, an analysis of the levels and trends of loan categories, and a review of delinquent and classified loans.

The adequacy of the allowance for loan losses is evaluated quarterly by management and reviewed by the Bank's Board of Directors. This evaluation focuses on specific loan reviews, changes in the type and volume of the loan portfolio given the current and forecasted economic conditions and historical loss experience. Any one of the following conditions may result in the review of a specific loan: concern about whether the customer's cash flow or net worth is sufficient to repay the loan, delinquency status, criticism of the loan in a regulatory examination, the suspension of interest accrual, or other reasons, including whether the loan has other special or unusual characteristics that suggest special monitoring is warranted.

While management uses available information to recognize losses on loans, further reduction in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Company to recognize additional losses based on their judgment about information available to them at the time of their examination.

Change in the Allowance for Loan Losses

The Company's policy is to charge off loans when, in management's opinion, the loan is deemed uncollectible, although concerted efforts are made to maximize future recoveries. The following table sets forth information regarding changes in the Company's allowance for loan losses for the most recent five years (dollars in thousands):

                                                      Analysis of the Allowance for Loan Losses
                                                           for the Years Ended December 31
                                                ----------------------------------------------------
                                                  2006       2005       2004       2003       2002
                                                --------   --------   --------   --------   --------
Balance at beginning of period                  $  7,615   $  6,527   $  5,975   $  4,494   $  4,240
Charge-offs:
Commercial                                           776        685        499        302        943
Real Estate:
   Construction, land and land development           295          6         --         --         --
   1-4 family residential                              9         69        230          4         56
   Commercial                                         --         --         --         --         --
Consumer and other loans                              60         63         86        179        195
                                                --------   --------   --------   --------   --------
                                                   1,140        823        815        485      1,194
                                                --------   --------   --------   --------   --------
Recoveries:
Commercial                                           270         78         33        145        499
Real Estate:
   Construction, land and land development             6         --         --         --         --
   1-4 family residential                              1         22         80         --         --
   Commercial                                         --         --         --         --         --
Consumer and other loans                              17         36         54         60         39
                                                --------   --------   --------   --------   --------
                                                     294        136        167        205        538
                                                --------   --------   --------   --------   --------
Net charge-offs                                      846        687        648        280        656
Allowance related to acquisition                      --         --         --        911         --
Provision for loan losses charged
   to operations                                   1,725      1,775      1,200        850        910
                                                --------   --------   --------   --------   --------
Balance at end of period                        $  8,494   $  7,615   $  6,527   $  5,975   $  4,494
                                                ========   ========   ========   ========   ========
Average loans outstanding                       $918,992   $785,164   $645,875   $531,033   $482,013
                                                ========   ========   ========   ========   ========
Ratio of net charge-offs during the period to
   average loans outstanding                        0.09%      0.09%      0.10%      0.05%      0.14%
                                                ========   ========   ========   ========   ========
Ratio of allowance for loan losses to average
   loans outstanding                                0.92%      0.97%      1.01%      1.13%      0.93%
                                                ========   ========   ========   ========   ========

As the previous table indicates, the provision for loan losses and the allowance acquired in the Hawkeye State Bank transaction are the most significant changes in the reserve level for the five-year period presented. In the year 2002, the net charge-off ratio was 0.14 percent, which included charging off a number of commercial loans, and was offset by diligent collection efforts to recover loans charged off in previous years. The net charge-off ratio for 2003 was 0.05 percent, which is attributed to the close monitoring of the loan portfolio and active collection efforts after a loan has been charged off. The net charge-off ratios for 2004 and 2005 were 0.10 percent and 0.09 percent, respectively, which were slightly higher than 2003, but still at levels that management considers good when compared to our peers. The net charge-off ratio for 2006 was 0.09 percent. According to the September 2006 Bank Holding Company Performance Report prepared by the Federal Reserve Board's Division of Banking Supervision and Regulation, the percentage of net charge-offs to average loans for all banks with total assets between $1 billion and $3 billion was 0.11 percent for the first nine months of 2006.

Factors that are considered when determining the adequacy of the allowance include loan concentrations, loan growth, the economic outlook and historical losses. The Company's concentration risks include geographic concentration in central Iowa. The local economy is comprised primarily of service industries and state and county governments. It is expected that the economy will grow at a slightly slower pace in 2007 than it did in 2006. It is not possible to determine the impact on the Company of potentially slower economic growth.

Breakdown of Allowance for Loan Losses by Category

The following table sets forth information concerning the Company's allocation of the allowance for loan losses (dollars in thousands):

                                                 2006            2005            2004            2003            2002
                                            --------------  --------------  --------------  --------------  --------------
                                            Amount    % *   Amount    % *   Amount    % *   Amount    % *   Amount    % *
                                            ------  ------  ------  ------  ------  ------  ------  ------  ------  ------
Balance at end of period applicable to:
Commercial                                  $2,068   36.23% $2,717   35.81% $3,443   35.86% $3,659   38.84% $2,934   45.67%
Real Estate:
   Construction, land and land development   1,168   15.90%    532   15.49%    298   12.40%    341    8.11%    279    6.25%
   1-4 family residential                    1,141    9.84%    894    9.96%    826   10.95%    179   12.81%    106   11.65%
   Commercial                                3,985   36.29%  3,326   37.02%  1,700   38.79%  1,211   35.30%    646   31.57%
Consumer and other loans                       132    1.74%    146    1.72%    260    2.00%    585    4.94%    529    4.86%
                                            ------  ------  ------  ------  ------  ------  ------  ------  ------  ------
                                            $8,494  100.00% $7,615  100.00% $6,527  100.00% $5,975  100.00% $4,494  100.00%
                                            ======  ======  ======  ======  ======  ======  ======  ======  ======  ======

*    Percent of loans in each category to total loans.

The allocation of the allowance for loan losses is dependent upon the change in balances outstanding in the various categories, the historical net loss experience by category, which can vary over time, and management's assessment of economic factors that may influence potential losses in the loan portfolio.

DEPOSITS

Types of Deposits

The Company's primary source of funds is customer deposits. The Company attempts to attract noninterest-bearing deposits, which are a low cost funding source. In addition, West Bank offers a variety of interest-bearing accounts designed to attract both short-term and longer-term deposits from customers. Interest-bearing accounts earn interest at rates established by Bank management based on competitive market factors and the Company's need for funds. While approximately 76 percent of the Bank's certificates of deposit mature in the next year, it is anticipated that a majority of these certificates will be renewed. Rate-sensitive certificates of deposit in excess of $100,000 experience somewhat higher volatility with regard to renewal volume as the Bank adjusts rates based upon funding needs. In December 2006, management was utilizing wholesale deposits of approximately $108 million as a source of funding. In the event a substantial volume of certificates is not renewed, the Company has sufficient liquid assets and borrowing lines to fund significant runoff. A sustained reduction in deposit volume would have a significant negative impact on the Company's operations and liquidity.

The following table sets forth the average balances for each major category of deposits and the weighted average interest rate paid for deposits during the years ended December 31, 2006, 2005, and 2004 (dollars in thousands).

                                                 Average Deposits by Type
                                   ---------------------------------------------------
                                         2006              2005              2004
                                   ---------------   ---------------   ---------------
                                    Amount    Rate    Amount    Rate    Amount    Rate
                                   --------   ----   --------   ----   --------   ----
Noninterest-bearing demand
   deposits                        $186,894     --   $194,957     --   $175,605     --
Interest-bearing demand deposits     46,434   1.00%    44,633   0.41%    42,360   0.20%
Money market deposits               204,722   3.24%   220,089   2.02%   259,012   1.09%
Savings deposits                     55,098   1.47%    68,785   1.23%    94,385   0.81%
Time certificates                   498,455   4.73%   333,912   3.13%   193,379   1.94%
                                   --------          --------          --------
                                   $991,603          $862,376          $764,741
                                   ========          ========          ========

Certificates of Deposit

The following table shows the amounts and remaining maturities of time certificates of deposit with balances of $100,000 or more at December 31, 2006, 2005, and 2004 (in thousands).

                                  As of December 31
                           ------------------------------
                             2006       2005       2004
                           --------   --------   --------
3 months or less           $ 97,854   $135,646   $ 77,090
Over 3 through 6 months      58,854     50,289     41,085
Over 6 through 12 months     38,671     43,614     25,154
Over 12 months               60,726     39,508     50,387
                           --------   --------   --------
                           $256,105   $269,057   $193,716
                           ========   ========   ========

BORROWED FUNDS

The following table summarizes the outstanding amount of and the weighted average rate on borrowed funds as of December 31, 2006, 2005, and 2004 (in thousands).

                                                               As of December 31
                                              ---------------------------------------------------
                                                    2006              2005              2004
                                              ---------------   ---------------   ---------------
                                               Balance   Rate    Balance   Rate    Balance   Rate
                                              --------   ----   --------   ----   --------   ----
Trust preferred securities                    $ 20,619   7.04%  $ 20,619   7.04%  $ 20,619   7.04%
Long-term borrowings                            85,400   4.87%    78,569   4.98%    81,274   4.48%
Federal funds purchased and securities sold
   under agreements to repurchase              109,346   5.20%    84,748   3.94%    74,543   2.18%
Other short-term borrowings                      1,929   5.04%     4,732   4.53%     4,668   2.43%
                                              --------   ----   --------   ----   --------   ----
                                              $217,294   5.24%  $188,668   4.73%  $181,104   3.77%
                                              ========   ====   ========   ====   ========   ====

Long-term borrowings consisted of Federal Home Loan Bank (FHLB) advances, an installment note payable to VMF Capital, L.L.C. and a note payable to a correspondent bank. Other short-term borrowings as of the end of each year consisted of Treasury, Tax and Loan option notes. At December 31, 2005, other short-term borrowings also included a note payable to VMF Capital L.L.C. and a note payable to a correspondent bank. At December 31, 2004, other short-term borrowings also included a note payable to VMF Capital L.L.C.

The following tables set forth the average amount of, the average rate paid and maximum outstanding balance on borrowed funds for the years ended December 31, 2006, 2005 and 2004 (in thousands).

                                                            Years Ended December 31
                                         -----------------------------------------------------------
                                                 2006                2005                2004
                                         ------------------   -----------------   ------------------
                                          Average   Average    Average   Average    Average    Average
                                          Balance     Rate     Balance     Rate     Balance      Rate
                                         --------   -------   --------   -------   ---------   -------
Subordinated notes                       $ 20,619    7.04%    $ 20,619    7.04%    $ 20,619     7.04%
Long-term borrowings                       84,654    4.35%      71,210    4.95%      82,121     4.55%
Federal funds purchased and securities
   sold under agreements to repurchase     83,726    4.78%      81,222    3.06%      72,397     1.18%
Other short-term borrowings                   968    4.77%      50,295    3.35%      27,927     1.59%
                                         --------    ----     --------    ----     --------     ----
                                         $189,967    4.84%    $223,346    4.10%    $203,064     3.21%
                                         ========    ====     ========    ====     ========     ====

                                           2006       2005      2004
                                         --------   --------   --------
Maximum amount outstanding during the
   year:
Subordinated notes                       $ 20,619   $ 20,619   $ 20,619
Long-term borrowings                      116,265     80,274     86,024
Federal funds purchased and securities
   sold under agreements to repurchase    143,245    135,285    135,987
Other short-term borrowings                12,143    114,920     99,805

OFF-BALANCE SHEET ARRANGEMENTS

In the normal course of business, the Company commits to extend credit through vehicles such as loan commitments and standby letters of credit in order to meet the financing needs of its customers. These commitments expose the company to varying degrees of credit and market risk in excess of the amount recognized in the consolidated balance sheets.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. As of December 31, 2006 and 2005, the Company had commitments to extend credit of approximately $262.7 million and $247.8 million, respectively, and standby letters of credit of approximately $22.3 million and $23.2 million, respectively.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained is based on management's credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate, income-producing commercial properties, crops and livestock.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances the Company deems necessary. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Bank would be required to fund the commitment. The maximum potential amount of future payments the Bank could be required to make is represented by the contractual amount shown above. If the commitments were funded, the Bank would be entitled to seek recovery from the customer. At December 31, 2006 and 2005, no amounts had been recorded as liabilities for the Bank's potential obligations under these guarantees.

CONTRACTUAL OBLIGATIONS

The following table sets forth the balance of contractual obligations by maturity period as of December 31, 2006 (in thousands).

                                                                  Payments due by period
                                                 -------------------------------------------------------------
                                                 Less than one   One to three   Three to five   More than five
                                       Total          year            years          years            years
                                      --------   -------------   ------------   -------------   --------------
Subordinated notes                    $ 20,619       $   --         $   --         $    --         $20,619
Long-term borrowings:
  Federal Home Loan Bank advances       75,900          900          5,000          20,000          50,000
  Note payable, VMF Capital, L.L.C.        500          500             --              --              --
  Note payable, correspondent bank       9,000        1,000          2,000           6,000              --
Operating lease commitments             12,086        1,327          2,243           1,560           6,956
                                      --------       ------         ------         -------         -------
Total                                 $118,105       $3,727         $9,243         $27,560         $77,575
                                      ========       ======         ======         =======         =======

LIQUIDITY AND CAPITAL RESOURCES

The objective of liquidity management is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for profitable business expansion. The Company's principal source of funds is deposits, including demand, money market, savings and certificates of deposit. Other sources include principal repayments on loans, proceeds from the maturity and sale of investment securities, federal funds purchased, repurchase agreements, advances from the Federal Home Loan Bank and funds provided by operations. Liquid assets of cash on hand, balances due from other banks, federal funds sold and corporate demand notes declined from $40.7 million in 2005 to $35.7 million in 2006. The Bank had additional borrowing capacity available from the Federal Home Loan Bank ("FHLB") of approximately $76.7 million at December 31, 2006, and the Company has a $2.5 million unsecured line of credit through a large regional correspondent bank. In addition, the Bank has $95 million in borrowing capacity available through unsecured federal funds lines of credit with correspondent banks. The Bank was utilizing $11.6 million of those lines of credit at December 31, 2006. Net cash from operating activities contributed $25.0 million, $22.3 million and $22.6 million to liquidity for the years 2006, 2005 and 2004, respectively. These cash flows from operations are expected to continue in the foreseeable future.

The combination of high levels of potentially liquid assets, cash flows from operations and additional borrowing capacity provided strong liquidity for the Company at December 31, 2006.

The Company's total stockholders' equity increased to $113.8 million at December 31, 2006, from $104.5 million at December 31, 2005. Total equity increased due to retention of earnings after dividend payments. At December 31, 2006, stockholders' equity was 8.97 percent of total assets, compared to 8.40 percent at December 31, 2005. No material capital expenditures or material changes in the capital resource mix are anticipated at this time. The capital levels of the Company exceed applicable regulatory guidelines as of December 31, 2006.

In April 2006, the Company's Board of Directors authorized the buy-back of up to $5 million of the Company's common stock for a period of twelve months. No repurchases have taken place under this authorization.

On July 19, 2006, the Board of Directors of the Company declared a 5 percent common stock dividend to be paid on August 14, 2006, to shareholders of record on July 31, 2006. Fractional shares resulting from the stock dividend were paid in cash. The number of outstanding common shares and earnings per common share in the accompanying financial statements and footnotes reflect the 5 percent common stock dividend.

INTEREST RATE RISK

Interest rate risk refers to the exposure of earnings and capital arising from changes in interest rates. Management's objectives are to manage interest rate risk to work for consistent growth of earnings and capital. Interest rate risk management focuses on fluctuations in net interest income identified through computer simulations used to evaluate volatility, interest rate, spread, and volume assumptions. This risk is quantified and compared against tolerance levels.

The Company uses a purchased computer software simulation modeling program to measure its exposure to potential interest rate changes. For various assumed hypothetical changes in market interest rates, this analysis measures the estimated change in net interest income.

Another measure of interest rate sensitivity is the gap ratio. This ratio indicates the amount of interest-earning assets repricing within a given period in comparison to the amount of interest-bearing liabilities repricing within the same period of time. A gap ratio of 1.0 indicates a matched position, in which case the effect on net interest income due to interest rate movements will be minimal. A gap ratio of less than 1.0 indicates that more liabilities than assets reprice within the time period and a ratio greater than 1.0 indicates that more assets reprice than liabilities.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company's market risk is comprised primarily of interest rate risk arising from its core banking activities of lending and deposit taking. Interest rate risk is the risk that changes in market interest rates may adversely affect the Company's net interest income. Management continually develops and applies strategies to mitigate this risk. Management does not believe that the Company's primary market risk exposure and management of that exposure in 2006 changed compared to 2005.

The following table presents the estimated change in net interest income for the coming twelve months under several scenarios of assumed interest rate changes for the rate shock levels shown:

Scenario                   % Change
--------                   --------
300 basis points rising     -8.39%
200 basis points rising     -5.43%
100 basis points rising     -2.39%
Base                           --
100 basis points falling     1.85%
200 basis points falling     1.46%
300 basis points falling     0.05%

As shown above, at December 31, 2006, the estimated effect of an immediate 300 basis point increase in interest rates would cause the Company's net interest income to decline by 8.39 percent or approximately $3,550,000 in 2007. The estimated effect of an immediate 300 basis point decrease in rates would increase the Company's net interest income by .05 percent or approximately $20,000. Because the majority of liabilities subject to interest rate movements in the short term are of the type that generally lag interest rate movements in the market, they do not change in the same magnitude in the short term as the change in market rates.

Computations of the prospective effects of hypothetical interest rate changes are based on numerous assumptions. Actual values may differ from those projections set forth above. Further, the computations do not contemplate any actions the Company may undertake in response to changes in interest rates. Current interest rates on certain liabilities are at a level that does not allow for significant repricing should market interest rates decline considerably.

The following table sets forth the estimated maturity or repricing and the resulting interest sensitivity gap, of the Company's interest-earning assets and interest-bearing liabilities and the cumulative interest sensitivity gap at December 31, 2006 (in thousands). The expected maturities are presented on a contractual basis or, if more relevant, based on projected call dates. Actual maturities may differ from contractual maturities because of prepayment assumptions and early withdrawal of deposits.

                                             Three       Over 3      Over 1
                                             Months    Through 12    Through     Over
                                            or Less      Months      5 Years    5 Years     Total
                                            --------   ----------   --------   --------   ----------
Interest-earning assets:
   Loans                                    $499,392    $  80,752   $295,216   $ 29,062   $  904,422
   Securities available for sale               8,891        9,539    103,302    134,999      256,731
   Federal funds sold and other
      short-term investments                     615           --         --         --          615
   Federal Home Loan Bank stock                   --           --         --      4,847        4,847
                                            --------    ---------   --------   --------   ----------
      Total interest-earning assets          508,898       90,291    398,518    168,908    1,166,615
                                            --------    ---------   --------   --------   ----------
Interest-bearing liabilities
   Interest-bearing deposits:
      Savings, money market and
         interest-bearing demand             291,845           --         --         --      291,845
      Time                                   153,473      174,206     96,983      4,863      429,525
   Federal funds purchased and
      securities sold under agreement to
      repurchase                             109,346           --         --         --      109,346
   Other short-term borrowings                 1,929           --         --         --        1,929
   Long-term borrowings                       10,400           --     25,000     70,619      106,019
                                            --------    ---------   --------   --------   ----------
      Total interest-bearing liabilities     566,993      174,206    121,983     75,482      938,664
                                            --------    ---------   --------   --------   ----------
Interest sensitivity gap per period         $(58,095)   $ (83,915)  $276,535   $ 93,426   $  227,951
                                            ========    =========   ========   ========   ==========
Cumulative interest sensitivity gap         $(58,095)   $(142,010)  $134,525   $227,951   $  227,951
                                            ========    =========   ========   ========   ==========
Interest sensitivity gap ratio                  0.90         0.52       3.27       2.24         1.24
                                            ========    =========   ========   ========   ==========
Cumulative interest sensitivity gap ratio       0.90         0.81       1.16       1.24         1.24
                                            ========    =========   ========   ========   ==========

As of December 31, 2006, the Company's cumulative gap ratios for assets and liabilities repricing within three months and within one year were 0.90 and 0.81, respectively, meaning that the Company is liability sensitive. In other words, more interest-bearing liabilities will be subject to repricing within those time frames than interest-earning assets. However, the majority of the interest-bearing liabilities subject to repricing within these time frames are savings, money market and interest-bearing demand deposits. These types of deposits generally do not reprice as quickly or with the same magnitude as non-deposit money market instruments.

STOCK PRICE PERFORMANCE GRAPH

The following performance graph provides information regarding cumulative, five-year return on an indexed basis of the Common Stock as compared with the NASDAQ - Total US Index and the SNL Midwest Bank Index prepared by SNL Financial L.C. of Charlottesville, Virginia. The latter index reflects the performance of bank holding companies operating principally in the Midwest as selected by SNL Financial. The indices assume the investment of $100 on December 31, 2001, in the Common Stock, the NASDAQ - Total US Index, and the SNL Midwest Bank Index, with all dividends reinvested. The Company's stock price performance shown in the following graph is not indicative of future stock price performance.

                            WEST BANCORPORATION, INC.

                               (PERFORMANCE GRAPH)

                                                    PERIOD ENDING
                            ---------------------------------------------------------------
INDEX                       12/31/01   12/31/02   12/31/03   12/31/04   12/31/05   12/31/06
-----                       --------   --------   --------   --------   --------   --------
West Bancorporation, Inc.    100.00     134.36     158.75     176.49     194.15     200.55
NASDAQ Composite             100.00      68.76     103.67     113.16     115.57     127.58
SNL Midwest Bank Index       100.00      96.47     123.48     139.34     134.26     155.19

* Source: SNL Financial LC, Charlottesville, VA. Used with permission. All rights reserved.

EFFECTS OF NEW STATEMENTS OF FINANCIAL ACCOUNTING STANDARDS

In February 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments. SFAS No. 155 is an amendment of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement eliminates the exemption from applying Statement 133 to interests in securitized financial assets so that similar instruments are accounted for similarly regardless of the form of the instruments. The Statement also allows an entity to elect fair value measurement at acquisition, at issuance, or when a previously recognized financial instrument is subject to a remeasurement event, on an instrument-by-instrument basis. This Statement is effective for the Company beginning on January 1, 2007. The Company does not expect this Statement to have a material effect on its financial condition or results of operations.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets. SFAS No. 156 is an amendment of SFAS No. 140. SFAS No. 156 requires an entity to recognize a servicing asset or liability each time it undertakes an obligation to service a financial asset and requires each servicing asset or liability to be initially measured at fair value. Entities are permitted to choose the fair value measurement method or the amortization method for subsequent reporting periods. This Statement is effective for the Company beginning on January 1, 2007. The Company does not expect this Statement to have a material effect on its financial condition or results of operations.

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes. Interpretation No. 48 provides clarification on accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB No. 109, Accounting for Income Taxes. The Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and provides for additional financial statement footnote disclosure. Interpretation No. 48 is effective for the Company beginning on January 1, 2007. The Company does not expect this Statement to have a material effect on its financial condition or results of operations.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 establishes a framework for measuring fair value in generally accepted accounting principles, expands disclosures about fair value measurements and applies whenever other standards require or permit assets or liabilities to be measured at fair value. It does not expand the use of fair value in any new circumstances. This Statement is effective for the Company beginning on January 1, 2008. The Company does not expect this Statement to have a material effect on its financial condition.

INFLATION

The primary impact of inflation on the Company's operation is increased asset yields, deposit costs and operating overhead. Unlike most industries, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than they would have on non-financial companies. Although interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services, increases in inflation generally have resulted in increased interest rates. The effects of inflation can magnify the growth of assets and, if significant, require that equity capital increase at a faster rate than otherwise would be necessary.

McGladrey & Pullen
Certified Public Accountants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
West Bancorporation, Inc.
West Des Moines, Iowa

We have audited the consolidated balance sheets of West Bancorporation, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of West Bancorporation, Inc. and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of West Bancorporation, Inc. and subsidiaries' internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO, and our report dated March 7, 2007 expressed an unqualified opinion on management's assessment of the effectiveness of West Bancorporation, Inc. and subsidiaries' internal control over financial reporting and an unqualified opinion on the effectiveness of West Bancorporation, Inc. and subsidiaries' internal control over financial reporting.


                                        /s/ McGladrey & Pullen, LLP

Des Moines, Iowa
March 7, 2007

McGladrey & Pullen, LLP is an independent member firm of RSM International, an affiliation of separate and independent legal entities.

McGladrey & Pullen
Certified Public Accountants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
West Bancorporation, Inc.
West Des Moines, Iowa

We have audited management's assessment, included in the accompanying Management's Report on Internal Control over Financial Reporting, that West Bancorporation, Inc. and subsidiaries maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). West Bancorporation, Inc. and subsidiaries' management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the Company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company's assets that could have a material effect on the financial statements.

McGladrey & Pullen, LLP is an independent member firm of RSM International, an affiliation of separate and independent legal entities.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management's assessment that West Bancorporation, Inc. and subsidiaries maintained effective internal control over financial reporting as of December 31, 2006 is fairly stated, in all material respects, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also in our opinion, West Bancorporation, Inc. and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the balance sheets of West Bancorporation, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2006, and our report dated March 7, 2007 expresses an unqualified opinion.


                                        /s/ McGladrey & Pullen, LLP

Des Moines, Iowa
March 7, 2007

MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of West Bancorporation, Inc. (the Company) is responsible for establishing and maintaining adequate internal control over financial reporting. The Company's internal control system was designed to provide reasonable assurance to the Company's management and Board of Directors regarding the preparation and fair presentation of published financial statements. All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

West Bancorporation, Inc.'s management assessed the effectiveness of the Company's internal control over financial reporting as of December 31, 2006. In making this assessment, it used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control - Integrated Framework. Based on our assessment we believe that, as of December 31, 2006, the Company's internal control over financial reporting is effective based on those criteria. The independent registered public accounting firm that audited the financial statements included in the annual report has issued an audit report on management's assessment of the Company's internal control over financial reporting.


/s/ Thomas E. Stanberry
---------------------------------------
Thomas E. Stanberry
Chairman, President and Chief Executive
Officer


/s/ Douglas R. Gulling
---------------------------------------
Douglas R. Gulling
Executive Vice President and Chief
Financial Officer

WEST BANCORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2006 AND 2005

(in thousands, except per share data)                              2006         2005
-------------------------------------                           ----------   ----------
ASSETS
Cash and due from banks (Note 13)                               $   35,063   $   39,424
Federal funds sold and other short-term investments                    615        1,241
                                                                ----------   ----------
         CASH AND CASH EQUIVALENTS                                  35,678       40,665

Securities available for sale (Notes 2, 7 and 9)                   256,731      270,334
Federal Home Loan Bank stock, at cost (Note 9)                       4,847        4,385
Loans (Notes 3, 7 and 9)                                           904,422      867,504
   Allowance for loan losses (Note 3)                               (8,494)      (7,615)
                                                                ----------   ----------
   Loans, net                                                      895,928      859,889
Premises and equipment, net (Note 4)                                 5,375        5,650
Accrued interest receivable                                          8,587        7,862
Goodwill (Note 5)                                                   24,930       23,245
Other intangible assets (Note 5)                                     2,987        3,871
Bank-owned life insurance                                           22,956       22,099
Other assets (Note 10)                                              10,517        6,380
                                                                ----------   ----------
         TOTAL ASSETS                                           $1,268,536   $1,244,380
                                                                ==========   ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
   Deposits:
      Noninterest-bearing demand                                $  203,964   $  207,493
      Interest-bearing demand                                       57,605       48,630
      Savings                                                      234,240      295,068
      Time, in excess of $100 (Note 6)                             256,105      269,057
      Other time (Note 6)                                          173,420      124,645
                                                                ----------   ----------
         TOTAL DEPOSITS                                            925,334      944,893

   Federal funds purchased and securities sold under
      agreements to repurchase (Note 9)                            109,346       84,748
   Other short-term borrowings (Notes 2 and 7)                       1,929        4,732
   Accrued expenses and other liabilities                           12,096        6,298
   Subordinated notes (Note 8)                                      20,619       20,619
   Long-term borrowings (Notes 2, 3 and 9)                          85,400       78,569
                                                                ----------   ----------
         TOTAL LIABILITIES                                       1,154,724    1,139,859
                                                                ----------   ----------
COMMITMENTS AND CONTINGENCIES (Note 13)
STOCKHOLDERS' EQUITY (Notes 11 and 12)
   Common stock, no par value; authorized 50,000,000 shares;
      17,536,682 and 17,536,935 shares issued and outstanding
      at December 31, 2006 and 2005, respectively                    3,000        3,000
   Additional paid-in capital                                       32,000       32,000
   Retained earnings                                                80,397       71,951
   Accumulated other comprehensive (loss)                           (1,585)      (2,430)
                                                                ----------   ----------
         TOTAL STOCKHOLDERS' EQUITY                                113,812      104,521
                                                                ----------   ----------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY             $1,268,536   $1,244,380
                                                                ==========   ==========

See Notes to Consolidated Financial Statements.

WEST BANCORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

(in thousands, except per share data)                         2006      2005      2004
-------------------------------------                       -------   -------   -------
Interest income:
   Loans, including fees                                    $67,176   $50,361   $37,169
   Securities:
      U.S. Treasury, government agencies and corporations     6,046     6,903     6,409
      States and political subdivisions                       4,117     4,099     2,399
      Other                                                   1,494     1,700     2,674
   Federal funds sold and other short-term investments          903       412       948
                                                            -------   -------   -------
         TOTAL INTEREST INCOME                               79,736    63,475    49,599
                                                            -------   -------   -------
Interest expense:
   Demand deposits                                              464       184        86
   Savings deposits                                           7,448     5,298     3,596
   Time deposits                                             23,557    10,459     3,760
   Federal funds purchased and securities sold under
      agreements to repurchase                                4,002     2,484       857
   Other short-term borrowings                                   46     1,683       444
   Subordinated notes                                         1,472     1,472     1,475
   Long-term borrowings                                       3,680     3,522     3,734
                                                            -------   -------   -------
         TOTAL INTEREST EXPENSE                              40,669    25,102    13,952
                                                            -------   -------   -------
         NET INTEREST INCOME                                 39,067    38,373    35,647

Provision for loan losses (Note 3)                            1,725     1,775     1,200
                                                            -------   -------   -------
         NET INTEREST INCOME AFTER PROVISION FOR
            LOAN LOSSES                                      37,342    36,598    34,447
                                                            -------   -------   -------
Noninterest income:
   Service charges on deposit accounts                        4,821     4,660     4,968
   Trust services                                               767       820       632
   Investment advisory fees                                   8,040     3,349     2,683
   Increase in cash value of bank-owned life insurance          857       843       869
   Net realized gains (losses) from securities
      available for sale                                       (171)      291       199
   Other income                                               1,557     1,554     1,355
                                                            -------   -------   -------
         TOTAL NONINTEREST INCOME                            15,871    11,517    10,706
                                                            -------   -------   -------
Noninterest expense:
   Salaries and employee benefits                            13,937    10,308     9,680
   Occupancy                                                  3,433     2,497     2,057
   Data processing                                            1,920     1,428     1,361
   Other expenses                                             5,388     4,412     3,870
                                                            -------   -------   -------
         TOTAL NONINTEREST EXPENSE                           24,678    18,645    16,968
                                                            -------   -------   -------
         INCOME BEFORE INCOME TAXES                          28,535    29,470    28,185

Income taxes (Note 10)                                        9,128     9,395     9,571
                                                            -------   -------   -------
         NET INCOME                                         $19,407   $20,075   $18,614
                                                            =======   =======   =======
Earnings per share, basic                                   $  1.11   $  1.14   $  1.06
                                                            =======   =======   =======

See Notes to Consolidated Financial Statements.

WEST BANCORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

                                                                                                          Accumulated
                                                                                 Additional                  Other
                                                        Comprehensive   Common     Paid-in    Retained   Comprehensive
(in thousands, except per share data)                       Income       Stock     Capital    Earnings   Income (Loss)     Total
-------------------------------------                   -------------   ------   ----------   --------   -------------   --------
Balance, December 31, 2003                                              $3,000    $ 32,000    $ 56,797     $  1,099      $ 92,896
   Comprehensive income:
   Net income                                              $18,614          --          --      18,614           --        18,614
   Other comprehensive loss, unrealized (losses) on
      securities, net of reclassification adjustment,
      net of tax                                            (1,044)         --          --          --       (1,044)       (1,044)
                                                           -------
   Total comprehensive income                              $17,570
                                                           =======
   Cash dividends declared, $0.595 per share                                --          --     (10,484)          --       (10,484)
   Purchase of fractional shares resulting from stock
      dividend                                                              --          --          (2)          --            (2)
   Shares reacquired under the common stock
      repurchase plan                                                       --          --      (2,360)          --        (2,360)
                                                                        ------    --------    --------     --------      --------
Balance, December 31, 2004                                               3,000      32,000      62,565           55        97,620
   Comprehensive income:
   Net income                                              $20,075          --          --      20,075           --        20,075
   Other comprehensive loss, unrealized (losses) on
      securities, net of reclassification adjustment,
      net of tax                                            (2,485)         --          --          --       (2,485)       (2,485)
                                                           -------
   Total comprehensive income                              $17,590
                                                           =======
   Cash dividends declared, $0.610 per share                                --          --     (10,689)          --       (10,689)
                                                                        ------    --------    --------     --------      --------
Balance, December 31, 2005                                               3,000      32,000      71,951       (2,430)      104,521
   Comprehensive income:
   Net income                                              $19,407          --          --      19,407           --        19,407
   Other comprehensive income, unrealized gains on
      securities, net of reclassification adjustment,
      net of tax                                               845          --          --          --          845           845
                                                           -------
   Total comprehensive income                              $20,252
                                                           =======
   Purchase of fractional shares resulting from stock
      dividend                                                              --          --          (5)          --            (5)
   Cash dividends declared, $0.625 per share                                --          --     (10,956)          --       (10,956)
                                                                        ------    --------    --------     --------      --------
BALANCE, DECEMBER 31, 2006                                              $3,000    $ 32,000    $ 80,397     $ (1,585)     $113,812
                                                                        ======    ========    ========     ========      ========

See Notes to Consolidated Financial Statements.

WEST BANCORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

(in thousands)                                                      2006        2005        2004
--------------                                                    --------   ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                     $ 19,407   $  20,075   $  18,614
   Adjustments to reconcile net income to net cash provided
      by operating activities:
      Provision for loan losses                                      1,725       1,775       1,200
      Net amortization and accretion                                   395       1,021       1,911
      (Gain) loss on disposition of fixed assets                       (97)         29          28
      Net (gains) losses from sales of securities available for
         sale                                                          171        (291)       (199)
      Net gains from sales of loans held for sale                     (134)       (170)       (152)
      Proceeds from sales of loans held for sale                    11,288      15,831      12,977
      Originations of loans held for sale                          (11,290)    (15,537)    (12,879)
      Increase in cash value of bank-owned life insurance             (857)       (843)       (870)
      Depreciation                                                     912         552         359
      Deferred income taxes                                            131        (352)        487
      Change in assets and liabilities:
         (Increase) in accrued interest receivable                    (725)     (1,357)       (626)
         Increase in accrued expenses and other liabilities          4,113       1,606       1,746
                                                                  --------   ---------   ---------
            NET CASH PROVIDED BY OPERATING ACTIVITIES               25,039      22,339      22,596
                                                                  --------   ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds from sales, calls and maturities of securities
      available for sale                                            35,749      90,553     103,179
   Purchases of securities available for sale                      (21,722)    (44,479)   (195,052)
   Proceeds from maturities and calls of securities held to
      maturity                                                          --      19,431      48,453
   Purchases of securities held to maturity                             --          --     (30,718)
   Cash effect of Investors Management Group, Ltd. transaction          --      (9,479)         --
   Acquisition of Federal Home Loan Bank stock                      (2,758)    (14,999)    (12,591)
   Proceeds from redemption of Federal Home Loan Bank stock          2,296      17,137      11,266
   Net (increase) in loans                                         (39,407)   (142,470)   (127,084)
   Proceeds from sales of premises and equipment                       382          --          --
   Purchases of premises and equipment                                (923)     (1,410)     (1,014)
   Change in other assets                                           (3,017)     (1,977)        (38)
                                                                  --------   ---------   ---------
            NET CASH (USED IN) INVESTING ACTIVITIES                (29,400)    (87,693)   (203,599)
                                                                  --------   ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES
   Net change in deposits                                          (19,560)     78,961     160,858
   Net change in federal funds purchased and securities
      sold under agreements to repurchase                           24,598      10,205     (10,900)
   Net change in other short-term borrowings                        (2,803)     (1,437)     (5,023)
   Proceeds from long-term borrowings                               50,000      10,000      10,619
   Principal payments on long-term borrowings                      (41,900)    (10,900)    (13,900)
   Purchase of fractional shares resulting from stock dividend          (5)         --          (2)
   Payment for shares reacquired under common stock
      repurchase plan                                                   --          --      (2,360)
   Cash dividends                                                  (10,956)    (10,689)    (10,484)
                                                                  --------   ---------   ---------
            NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES       (626)     76,140     128,808
                                                                  --------   ---------   ---------

                                   (Continued)

WEST BANCORPORATION, INC. AND SUBSIDIARIES

YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

(in thousands)                                                    2006      2005      2004
--------------                                                  -------   -------   --------
         NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS   $(4,987)  $10,786   $(52,195)
CASH AND CASH EQUIVALENTS
   Beginning                                                     40,665    29,879     82,074
                                                                -------   -------   --------
   Ending                                                       $35,678   $40,665   $ 29,879
                                                                =======   =======   ========
SUPPLEMENTAL DISCLOSURES OF CASH
   FLOW INFORMATION
   Cash payments for:
      Interest                                                  $39,276   $23,851   $ 12,940
      Income taxes                                                9,269     9,542      8,548
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING
   AND FINANCING ACTIVITIES
   Assets and (liabilities) received in conjunction with
      acquisition transactions:
      Cash                                                      $    --   $   521   $     --
      Premises and equipment                                         --       512         --
      Goodwill                                                       --     8,393         --
      Other intangibles                                              --     2,186         --
      Other assets                                                   --       245         --
      Deferred tax liability                                         --      (880)        --
      Other liabilities                                              --      (977)        --
                                                                -------   -------   --------
                                                                     --    10,000         --
      Less cash acquired                                             --      (521)        --
                                                                -------   -------   --------
         NET CASH USED IN TRANSACTIONS                          $    --   $ 9,479   $     --
                                                                =======   =======   ========

See Notes to Consolidated Financial Statements.

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION AND NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and nature of business: West Bancorporation, Inc. (the Holding Company) is a holding company that has two wholly owned subsidiaries: West Bank (the Bank) and WB Capital Management Inc. (WB Capital) (referred to collectively as the Company). The Bank is state chartered and has its main office in West Des Moines, Iowa, with seven branches located in the Des Moines metropolitan area and three branches located in the Iowa City metropolitan area. WB Capital was formed in 2003 and is an investment advisory firm with offices located in West Des Moines and Cedar Rapids, Iowa. In addition, the Company owns a nonconsolidated subsidiary, West Bancorporation Capital Trust I (the Trust), which was formed in 2003 for the purpose of issuing trust preferred securities.

Significant accounting policies:

     Accounting estimates and assumptions: The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses for the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term are the allowance for loan losses, fair value of financial instruments, and the goodwill impairment assessment.

     Consolidation policy: The consolidated financial statements include the accounts of the Holding Company, the Bank and WB Capital. All significant intercompany transactions and balances have been eliminated in consolidation. In accordance with Financial Accounting Standards Board
     (FASB) Interpretation No. 46, Consolidation of Variable Interest Entities, the Trust is not consolidated with the Company. The results of the Trust are recorded on the books of the Company using the equity method of accounting.

     Other comprehensive income: FASB Statement No. 130 requires unrealized gains and losses on the Company's securities available for sale to be included in comprehensive income.

     Cash and cash equivalents: For statement of cash flow purposes, the Company considers cash, due from banks, federal funds sold and short-term investments, including money market mutual funds, to be cash and cash equivalents.

     Securities: Securities available for sale are reported at fair value, with unrealized gains and losses reported as a separate component of accumulated other comprehensive income, net of deferred income taxes. Available for sale securities may be sold for general liquidity needs, response to market interest rate fluctuations, implementation of asset-liability management strategies, funding increased loan demand, changes in securities prepayment risk or other similar factors. Realized gains and losses on sales are computed on a specific identification basis based on amortized cost.

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     During 2005, the Company transferred all held to maturity investment securities to the available for sale category. The related unrealized gains at the date of transfer were included in other comprehensive income. The decision to transfer all held to maturity securities to the available for sale category was made to allow the entire investment portfolio to be managed on a total return basis.

     The amortized cost of debt securities classified as available for sale or held to maturity is adjusted for accretion of discounts to maturity and amortization of premiums over the estimated average life of each security, or in the case of callable securities, through the first call date, using the effective yield method. Such amortization and accretion is included in interest income. Interest income on securities is recognized using the interest method according to the terms of the security.

     Declines in the fair value of individual securities, classified as either available for sale or held to maturity, below their amortized cost, that are determined to be other than temporary, result in write-downs of the individual securities to their fair value with the resulting write-downs included in current earnings as realized losses.

     Loans: Loans are stated at the principal amounts outstanding net of unamortized loan fees and costs with interest income recognized on the interest method based upon those outstanding loan balances. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

     The accrual of interest on past due and other impaired loans is generally discontinued at 90 days or when, in the opinion of management, the borrower may be unable to make payments as they become due. Unless considered collectible, all interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income, if accrued in the current year, or charged to the allowance for loan losses if accrued in the prior year. Interest income is subsequently recognized only to the extent cash payments are received. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured.

     A loan is impaired when it is probable the Bank will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

     Allowance for loan losses: The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb probable losses on existing loans, based on an evaluation of the collectibility of loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses, and may require the Bank to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Premises and equipment: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

     Trust assets: Assets held by the Bank in fiduciary or agency capacities are not included in the consolidated financial statements.

     Investment advisory assets under management: Assets managed by WB Capital are not included in the consolidated financial statements. Revenue associated with assets under management is recognized as income when earned.

     Goodwill and other intangible assets: The price paid over the net fair value of the acquired businesses (goodwill) is not amortized. The recoverability of goodwill is evaluated annually, at a minimum, or on an interim basis if events or circumstances indicate a possible inability to realize the carrying amount. Other intangible assets are amortized over their estimated useful lives, using straight-line and accelerated methods.

     Bank-owned life insurance: The carrying amount of bank-owned life insurance consists of the initial premium paid plus increases in cash value less the carrying amount associated with any death benefit received. Death benefits paid in excess of the applicable carrying amount are recognized as income, which is exempt from income taxes.

     Transfer of financial assets: Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company. The transferee obtains the right, free of conditions that constrain it from taking advantage of that right, to pledge or exchange the transferred assets. The Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

     Income taxes: The Company files a consolidated federal income tax return. Income tax expense is generally allocated as if the Holding Company and its subsidiaries file separate income tax returns. Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

     Current accounting developments: In February 2006, FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments. SFAS No. 155 is an amendment of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement eliminates the exemption from applying SFAS No. 133 to interests in securitized financial assets so that similar instruments are accounted for similarly regardless of the form of the instruments. The Statement also allows an entity to elect fair value measurement at acquisition, at issuance, or when a previously recognized financial instrument is subject to a remeasurement event, on an instrument-by-instrument basis. This Statement is effective for the Company beginning on January 1, 2007. The Company does not expect this Statement to have a material effect on its financial condition or results of operations.

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets. SFAS No. 156 is an amendment of SFAS No. 140. SFAS No. 156 requires an entity to recognize a servicing asset or liability each time it undertakes an obligation to service a financial asset and requires each servicing asset or liability to be initially measured at fair value. Entities are permitted to choose the fair value measurement method or the amortization method for subsequent reporting periods. This Statement is effective for the Company beginning on January 1, 2007. The Company does not expect this Statement to have a material effect on its financial condition or results of operations.

     In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes. FASB Interpretation No. 48 provides clarification on accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. The Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and provides for additional financial statement footnote disclosure. FASB Interpretation No. 48 is effective for the Company beginning on January 1, 2007. The Company does not expect this Interpretation to have a material effect on its financial condition or results of operations.

     In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 establishes a framework for measuring fair value in generally accepted accounting principles, expands disclosures about fair value measurements and applies whenever other standards require or permit assets or liabilities to be measured at fair value. It does not expand the use of fair value in any new circumstances. This Statement is effective for the Company beginning on January 1, 2008. The Company does not expect this Statement to have a material effect on its financial condition.

     Acquisitions: On December 30, 2005, the Company purchased 100% of the stock of Investors Management Group, Ltd. (IMG), which was an investment advisor focusing on fixed income assets, which complemented and added to the investment advisory services offered through WB Capital. The transaction was effective as of the end of 2005. The purchase price was paid by cash. In conjunction with this acquisition, the Company borrowed $10,000,000 from a regional correspondent bank. Goodwill of $8,393,000 (not deductible for tax purposes) and identifiable intangible assets of $2,186,000 ($2,009,000 of which is not deductible for tax purposes) were recorded with this transaction. The identifiable intangible assets are being amortized over estimated lives of 4 - 10 years. During the fourth quarter of 2006, IMG was merged with WB Capital.

     The operations of IMG are included in the consolidated statements of income, and in cash flows from the date of acquisition.

     Earnings per share: Earnings per share represents income available to common shareholders divided by the weighted average number of shares outstanding during the period.

     On July 19, 2006, the Board of Directors of the Company declared a 5% common stock dividend, which was effective on July 31, 2006. On July 14, 2004, the Board of Directors of the Company declared a 5% common stock dividend, which was effective on August 2, 2004. Fractional shares resulting from both stock dividends were paid in cash. The average number of common shares outstanding and the earnings per common share have been restated for the stock dividends as if they occurred on January 1, 2004.

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Presented below are the numerator and denominator used in the computations for earnings per common share for the years ended December 31: (The Company has no common equivalent shares that could cause dilution.)

(in thousands, except per share amounts)     2006      2005      2004
                                           -------   -------   -------
Numerator, income available to common
   stockholders                            $19,407   $20,075   $18,614
                                           =======   =======   =======
Denominator, weighted-average common
   shares outstanding                       17,537    17,537    17,599
                                           =======   =======   =======
Basic earnings per common share            $  1.11   $  1.14   $  1.06
                                           =======   =======   =======

NOTE 2. SECURITIES

Securities available for sale consist of the following as of December 31, 2006 and 2005:

                                                                 2006
                                            ----------------------------------------------
                                                           GROSS        GROSS
                                            AMORTIZED   UNREALIZED   UNREALIZED     FAIR
(in thousands)                                 COST        GAINS      (LOSSES)      VALUE
                                            ---------   ----------   ----------   --------
U.S. Government agencies and corporations    $139,847      $ 26       $(2,253)    $137,620
State and political subdivisions               97,157       585          (580)      97,162
Corporate notes and other investments          22,284       113          (448)      21,949
                                             --------      ----       -------     --------
                                             $259,288      $724       $(3,281)    $256,731
                                             ========      ====       =======     ========

                                                                 2005
                                            ----------------------------------------------
                                                           Gross        Gross
                                            Amortized   Unrealized   Unrealized     Fair
(in thousands)                                 Cost        Gains      (Losses)      Value
                                            ---------   ----------   ----------   --------
U.S. Government agencies and corporations    $150,094      $  2       $(3,049)    $147,047
State and political subdivisions              104,662       532        (1,247)     103,947
Corporate notes and other investments          19,496       155          (311)      19,340
                                             --------      ----       -------     --------
                                             $274,252      $689       $(4,607)    $270,334
                                             ========      ====       =======     ========

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During 2005, the Company transferred all held to maturity investment securities to the available for sale category. The net carrying amount of transferred securities was $39,848,000. The related unrealized gains at the date of transfer were $413,000, and were included in other comprehensive income. The decision to transfer all held to maturity securities to the available for sale category was made to allow the entire investment portfolio to be managed on a total return basis.

The following tables show the gross fair value and gross unrealized losses, aggregated by investment category and length of time that individual securities have been in a continuous loss position, as of December 31, 2006 and 2005:

                                                                            2006
                                            --------------------------------------------------------------------
                                             LESS THAN 12 MONTHS    12 MONTHS OR LONGER            TOTAL
                                            --------------------   ---------------------   ---------------------
                                              FAIR    UNREALIZED     FAIR     UNREALIZED     FAIR     UNREALIZED
(in thousands)                               VALUE     (LOSSES)      VALUE     (LOSSES)      VALUE     (LOSSES)
                                            -------   ----------   --------   ----------   --------   ----------
U.S. Government agencies and corporations   $ 4,595      $(40)     $126,156    $(2,213)    $130,751    $(2,253)
State and political subdivisions             11,663       (43)       43,991       (537)      55,654       (580)
Corporate notes and other investments         1,592        (9)        9,733       (439)      11,325       (448)
                                            -------      ----      --------    -------     --------    -------
                                            $17,850      $(92)     $179,880    $(3,189)    $197,730    $(3,281)
                                            =======      ====      ========    =======     ========    =======

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                               2005
                               --------------------------------------------------------------------
                                Less than 12 months     12 months or longer           Total
                               ---------------------   --------------------   ---------------------
                                 Fair     Unrealized     Fair    Unrealized     Fair     Unrealized
(in thousands)                   Value     (Losses)     Value     (Losses)      Value     (Losses)
                               --------   ----------   -------   ----------   --------   ----------
U.S. Government agencies and
   corporations                $ 91,940    $(1,788)    $52,104    $(1,261)    $144,044    $(3,049)
State and political
   subdivisions                  45,784       (629)     26,831       (618)      72,615     (1,247)
Corporate notes and other
   investments                    5,801       (196)      4,592       (115)      10,393       (311)
                               --------    -------     -------    -------     --------    -------
                               $143,525    $(2,613)    $83,527    $(1,994)    $227,052    $(4,607)
                               ========    =======     =======    =======     ========    =======

As of December 31, 2006, the investment portfolio included 56 U.S. agency securities, 176 municipal securities and 5 corporate notes with current unrealized losses that have existed for longer than one year. These securities reside in the Company's and the Bank's available for sale portfolio. The majority of the municipal obligations are with Iowa communities considered to be acceptable credit risks. Because the declines in fair value were due to changes in market interest rates, not in estimated cash flows, and the Company and the Bank have the ability and the intent to hold these securities for a period of time sufficient to allow for a recovery, which may be at maturity. No other than temporary impairment was recorded at December 31, 2006 or 2005.

The amortized cost and fair value of securities available for sale as of December 31, 2006 and 2005 by contractual maturity are shown below:

                                                 2006                   2005
                                         --------------------   --------------------
                                         AMORTIZED     FAIR     Amortized     Fair
(in thousands)                              COST       VALUE       Cost       Value
                                         ---------   --------   ---------   --------
Due in one year or less                   $ 10,255   $ 10,189    $  7,806   $  7,773
Due after one year through five years      109,578    107,897     108,121    106,268
Due after five years through ten years      68,717     67,853      85,065     83,600
Due after ten years                         70,738     70,792      73,260     72,693
                                          --------   --------    --------   --------
                                          $259,288   $256,731    $274,252   $270,334
                                          ========   ========    ========   ========

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2006, 2005 and 2004, proceeds from sales of securities available for sale amounted to $22,433,000, $26,169,000 and $12,389,000 respectively. Gross security gains of $10,000, $301,000 and $256,000 were realized for the years ended December 31, 2006, 2005 and 2004, respectively. Gross security losses of $181,000, $10,000 and $57,000 were realized for the years ended December 31, 2006, 2005 and 2004, respectively.

Securities with an amortized cost of approximately $231,824,000 and $239,200,000 as of December 31, 2006 and 2005, respectively, were pledged as collateral on the treasury tax and loan option notes, securities sold under agreements to repurchase, federal funds purchased, Federal Home Loan Bank (FHLB) notes payable, and for other purposes as required or permitted by law or regulation. Securities sold under agreements to repurchase are held in safekeeping on behalf of the Company.

The components of other comprehensive income (loss), net unrealized gains (losses) on securities available for sale, net of tax for the years ended December 31, 2006, 2005 and 2004, are as follows:

(in thousands)                                      2006      2005      2004
                                                   ------   -------   -------
Unrealized holding gains (losses) arising during
   the period including the reclassification of
   held to maturity securities in 2005             $1,190   $(3,718)  $(1,482)
Less reclassification adjustment for net (gains)
   losses realized in net income                      171      (291)     (199)
                                                   ------   -------   -------
   OTHER COMPREHENSIVE INCOME (LOSS),
      NET UNREALIZED GAINS (LOSSES)
      ON SECURITIES AVAILABLE FOR
      SALE BEFORE TAX (EXPENSE) CREDIT              1,361    (4,009)   (1,681)
Tax (expense) credit                                 (516)    1,524       637
                                                   ------   -------   -------
   OTHER COMPREHENSIVE INCOME (LOSS),
      NET UNREALIZED GAINS (LOSSES) ON
      SECURITIES AVAILABLE FOR SALE,
      NET OF TAX                                   $  845   $(2,485)  $(1,044)
                                                   ======   =======   =======

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. LOANS AND ALLOWANCE FOR LOAN LOSSES

Loans consist of the following as of December 31, 2006 and 2005:

(in thousands)                                 2006       2005
                                             --------   --------
Commercial                                   $327,985   $311,086
Real estate:
   Construction, land and land development    143,928    134,581
   1-4 family residential                      89,114     86,485
   Commercial                                 328,514    321,561
Consumer and other loans                       15,752     14,957
                                             --------   --------
                                              905,293    868,670
Net unamortized fees and costs                    871      1,166
                                             --------   --------
                                             $904,422   $867,504
                                             ========   ========

The loan portfolio includes approximately $434,456,000 and $407,096,000 of fixed rate loans and $470,837,000 and $461,574,000 of variable rate loans as of December 31, 2006 and 2005, respectively.

Loans of approximately $720,000 and $1,210,000 as of December 31, 2006 and 2005, respectively, were pledged as collateral on the treasury tax and loan option notes and for other purposes as required or permitted by regulation.

Changes in the allowance for loan losses were as follows for the years ended December 31, 2006, 2005 and 2004:

(in thousands)                    2006     2005     2004
                                -------   ------   ------
Balance, at beginning of year   $ 7,615   $6,527   $5,975
   Provision for loan losses      1,725    1,775    1,200
   Recoveries                       294      136      167
   Charge-offs                   (1,140)    (823)    (815)
                                -------   ------   ------
Balance, at end of year         $ 8,494   $7,615   $6,527
                                =======   ======   ======

Impaired loans (nonaccrual loans) were approximately $495,000 and $4,145,000 as of December 31, 2006 and 2005, respectively. The balance of impaired loans at December 31, 2006 was comprised of eight different borrowers, and no specific allowance was assigned to those loans. At December 31, 2005, one impaired loan totaling $3,867,000 was specifically reviewed and it was determined that a loss was not expected. The remaining balance of $278,000 consisted of five different borrowers, and an allowance totaling $70,000 was assigned to those loans. The average recorded investments in impaired loans during 2006 and 2005 totaled approximately $4,070,000 and $1,910,000, respectively. Interest income foregone on impaired loans was approximately $306,000 during 2006 and $91,000 during 2005. Loans past due 90 days or more and still accruing interest totaled $155,000 and $767,000 at December 31, 2006 and 2005, respectively.

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, executive officers, their immediate families and affiliated companies in which they are principal stockholders (commonly referred to as related parties), all of which have been, in the opinion of management, on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties.

Loan transactions with related parties were as follows for the years ended December 31, 2006 and 2005:

(in thousands)                 2006      2005
                             -------   -------
Balance, beginning of year   $14,328   $14,547
   New loans                   7,286     9,357
   Repayments                 (3,188)   (9,576)
                             -------   -------
Balance, end of year         $18,426   $14,328
                             =======   =======

NOTE 4. PREMISES AND EQUIPMENT

Premises and equipment consisted of the following as of December 31, 2006 and 2005:

(in thousands)              2006     2005
                           ------   ------
Land                       $1,251   $1,307
Building                      772    1,015
Furniture and equipment     5,659    5,194
Leasehold improvements      1,492    1,244
                           ------   ------
                            9,174    8,760
Accumulated depreciation    3,799    3,110
                           ------   ------
                           $5,375   $5,650
                           ======   ======

NOTE 5. GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill is the excess of the cash paid over the net fair value of assets acquired and liabilities assumed in an acquisition, less the amount of identifiable intangible assets. Goodwill is not amortized, but is evaluated annually, at a minimum for impairment. The Company has determined that there is no impairment of goodwill.

Other intangible assets are those that can be separately identified and assigned a value. Other intangible assets are amortized over their estimated life using an appropriate amortization method. The Company is using the straight-line method to amortize the core deposit intangible by deposit category and employment/noncompete contracts and accelerated methods to amortize the intangible assets associated with client lists. The value of the core deposit intangible was determined according to four major deposit categories: noninterest-bearing demand deposits, interest-bearing demand deposits, savings deposits and money market deposits. A separate estimated life was determined for each category ranging from four to eight years. Employment/noncompete contracts are being amortized over estimated lives which range from four to ten years.

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Goodwill and other intangible assets resulted from the acquisition of Hawkeye State Bank, VMF Capital, L.L.C. and IMG. For the year ended December 31, 2006, an additional contingent payment of approximately $1,685,000 was recorded as additional goodwill and as a liability related to the acquisition of VMF Capital, L.L.C. The following table summarizes the changes in the gross carrying amount of intangible assets during 2006 and 2005:

                                                     Other Intangible Assets
                                        -------------------------------------------------
                                                                     Employment/
                                                                     Noncompete
(in thousands)               Goodwill   Core Deposit   Client Base    Contracts     Total
                             --------   ------------   -----------   -----------   ------
Balance, December 31, 2004    $14,537      $1,680         $  499         $325      $2,504
   Additions - 2005             8,708          --          2,009          177       2,186
                              -------      ------         ------         ----      ------
Balance, December 31, 2005     23,245       1,680          2,508          502       4,690
   Additions - 2006             1,685          --             --           --          --
                              -------      ------         ------         ----      ------
BALANCE, DECEMBER 31, 2006    $24,930      $1,680         $2,508         $502      $4,690
                              =======      ======         ======         ====      ======

The gross carrying amount of intangible assets and the accumulated amortization at December 31, 2006 and 2005 are presented in the following table:

                                              2006                     2005
                                     ----------------------   ----------------------
                                                ACCUMULATED              Accumulated
(in thousands)                        GROSS    AMORTIZATION    Gross    Amortization
                                     -------   ------------   -------   ------------
Goodwill                             $24,930      $   --      $23,245       $ --
                                     =======      ======      =======       ====
Amortizing intangible assets:
   Core deposit                      $ 1,680      $  748      $ 1,680       $531
   Client base                         2,508         733        2,508        164
   Employment/noncompete contracts       502         222          502        124
                                     -------      ------      -------       ----
Total other intangible assets        $ 4,690      $1,703      $ 4,690       $819
                                     =======      ======      =======       ====

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Amortization expense for the years ended December 31, 2006, 2005 and 2004 totaled $884,000, $339,000 and $358,000, respectively. The future scheduled amortization as of December 31, 2006 is as follows:

                                              Employment/
                                              Noncompete
(in thousands)   Core Deposit   Client Base    Contracts     Total
                 ------------   -----------   -----------   ------
2007                 $217          $  541         $ 98      $  856
2008                  238             391           98         727
2009                  205             288           84         577
2010                  148             208           --         356
2011                  124             126           --         250
Thereafter             --             221           --         221
                     ----          ------         ----      ------
                     $932          $1,775         $280      $2,987
                     ====          ======         ====      ======

NOTE 6. DEPOSITS

At December 31, 2006, the scheduled maturities of time deposits were as follows:

(in thousands)
2007                  $328,448
2008                    54,038
2009                    26,890
2010                    13,121
2011 and thereafter      7,028
                      --------
                      $429,525
                      ========

NOTE 7. OTHER SHORT-TERM BORROWINGS

Short-term borrowings as of December 31, 2006 consisted of Treasury, Tax and Loan option notes. Short-term borrowings as of December 31, 2005 consisted of Treasury, Tax and Loan option notes, a note payable to VMF Capital, L.L.C. and a note payable to a regional correspondent bank. The Treasury, Tax and Loan option notes are collateralized by certain loans and investment securities.

NOTE 8. SUBORDINATED NOTES

On July 18, 2003, the Company obtained $20,619,000 in trust preferred securities from its participation in the issuance of a pooled trust preferred security. The security has a 30-year maturity, does not require any principal amortization and is callable in seven years at par at the issuer's option. The interest rate is fixed for seven years at 6.975% and then becomes variable based on the three-month LIBOR rate plus 3.05%. Interest is payable quarterly. The effective cost of this security, including amortization of the discount fee, is 7.04%. Holders of the subordinated notes have no voting rights, are unsecured, and rank junior in priority to all of the Company's indebtedness and senior to the Company's common stock. See Note 1 for a discussion of the accounting principles related to this debt.

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. LONG-TERM BORROWINGS AND SUBSEQUENT EVENT

At December 31, 2006, long-term borrowings consisted of the following FHLB advances, a note payable to VMF Capital, L.L.C. and a note payable to a regional correspondent bank:

                                              Interest
(dollars in thousands)              Amount      Rate     Maturity
                                    -------   --------   --------
FHLB advances                       $   900     4.86%     2007
                                      5,000     4.99      2008(a)
                                     20,000     5.96      2010(a)
                                     50,000     4.12      2016(b)
                                    -------
   TOTAL FHLB ADVANCES               75,900
                                    -------
Note payable, VMF Capital, L.L.C.       500     6.00      2007
Note payable, correspondent bank      1,000     6.50      2007
                                      1,000     6.50      2008
                                      1,000     6.50      2009
                                      6,000     6.50      2010
                                    -------
   TOTAL NOTE PAYABLE TO
      CORRESPONDENT BANK (c)          9,000
                                    -------
   TOTAL LONG-TERM BORROWINGS       $85,400
                                    =======

(a)  These advances are callable on a quarterly basis.

(b)  Two advances of $25 million each, callable in 2007 and 2009.

(c)  The interest rate is variable and is tied to prime rate.

The FHLB advances are collateralized by FHLB stock, investment securities and real estate loans as required by the FHLB's collateral policy. On January 9, 2007, an FHLB advance of $30 million with a 10-year maturity was obtained. The advance is callable after three years and has a rate of 4.32%.

The $500,000 installment payable to VMF Capital, L.L.C. was due and payable only if the amount of assets under the management of WB Capital on the last day of the calendar year immediately preceding the due date of the installment payment equaled or exceeded assets under management as of October 1, 2003. This threshold was exceeded and the payment was made subsequent to year-end.

On December 30, 2005, the Company obtained a $10 million note payable to a large regional correspondent bank. The proceeds were used to acquire IMG on that date. Principal is payable in 19 quarterly installments of $250,000 plus a final payment which is due on December 30, 2010. Principal may be prepaid without penalty. Interest is payable quarterly and the rate is variable and tied to prime rate. The loan agreement covenants require the Company to maintain the Bank's regulatory capital ratios in excess of those required to be well-capitalized and to maintain the Bank's return on average assets in excess of 1.25%.

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In the fourth quarter of 2005, the Company obtained a $2.5 million unsecured line of credit through a large regional correspondent bank. It was renewed in the fourth quarter of 2006 and expires December 30, 2007. The interest rate is variable and tied to LIBOR. This line was utilized once during 2006 and was not used in 2005. No balance was outstanding at December 31, 2006.

At December 31, 2006, the Bank had arrangements to borrow $95 million in unsecured federal funds lines of credit at correspondent banks which are available under the correspondent bank's normal terms. Two of these lines, totaling $30 million, expire at various times through December 2007. The others have no stated expiration date. As of December 31, 2006, $11.6 million was outstanding under these arrangements. The Bank also has additional borrowing capacity of approximately $76.7 million at the FHLB as of December 31, 2006.

NOTE 10. INCOME TAXES

The components of income tax expense consisted of the following for the years ended December 31, 2006, 2005 and 2004:

(in thousands)   2006     2005     2004
                 ------   ------   ------
Current:
   Federal       $7,652   $8,301   $7,729
   State          1,345    1,446    1,355
Deferred            131     (352)     487
                 ------   ------   ------
                 $9,128   $9,395   $9,571
                 ======   ======   ======

Total income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 35% to income before income taxes as a result of the following:

                                                     Years Ended December 31,
                                ---------------------------------------------------------------
                                        2006                  2005                  2004
                                -------------------   -------------------   -------------------
                                           PERCENT               Percent              Percent
                                          OF PRETAX             of Pretax            of Pretax
(dollars in thousands)           AMOUNT     INCOME     Amount     Income    Amount     Income
                                -------   ---------   -------   ---------   ------   ----------
Computed "expected" tax
   expense                      $ 9,987      35.0%    $10,314     35.0%     $9,865      35.0%
State income tax, net of
   federal income tax benefit       873       3.1         917      3.1         902       3.2
Tax-exempt interest income       (1,668)     (5.8)     (1,596)    (5.4)       (972)     (3.4)
Nondeductible interest
   expense to own
   tax-exempts                      283       1.0         188      0.6          78       0.3
Tax-exempt increase in
   cash value of
   life insurance                  (300)     (1.1)       (295)    (1.0)       (304)     (1.1)
Other, net                          (47)     (0.2)       (133)    (0.4)          2        --
                                -------      ----     -------     ----      ------      ----
                                $ 9,128      32.0%    $ 9,395     31.9%     $9,571      34.0%
                                =======      ====     =======     ====      ======      ====

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Net deferred tax assets consist of the following as of December 31, 2006 and 2005:

(in thousands)                                               2006     2005
                                                            ------   ------
Deferred tax assets:
   Allowance for loan losses                                $3,228   $2,894
   Net unrealized losses on securities available for sale      972    1,488
   Purchase accounting on deposits and borrowings               17      519
   State net operating loss carryforward                       137       96
   Other                                                       152      100
                                                            ------   ------
                                                             4,506    5,097
                                                            ------   ------
Deferred tax liabilities:
   Net deferred loan fees and costs                            205      122
   Intangibles                                               2,408    2,388
   Premises and equipment                                      409      448
   Other                                                       147      155
                                                            ------   ------
                                                             3,169    3,113
                                                            ------   ------
      NET DEFERRED TAX ASSET                                $1,337   $1,984
                                                            ======   ======

The Company has approximately $2,287,000 of state operating loss carryforwards available to the Holding Company and WB Capital to offset future state taxable income. During 2006, the Company did not record a valuation allowance against the tax effect of those net operating loss carryforwards, as management believes it is more likely than not that such carryforwards will be utilized due to projected taxable income of the nonbank affiliates. The valuation allowance which was established prior to 2005 was recognized as a reduction to tax expense in 2005. The state operating loss carryforwards expire as follows:

(in thousands)
Year expiring:
   2007                  $   12
   2008                      --
   2009                      --
   2010                      --
   2011 and thereafter    2,275
                         ------
                         $2,287
                         ======

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. REGULATORY CAPITAL REQUIREMENTS

The Company and West Bank are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators which, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's and West Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Prompt corrective action provisions are not applicable to the Holding Company.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes the Company and Bank met all capital adequacy requirements to which they were subject as of December 31, 2006.

As of December 31, 2006, the most recent notification from regulatory agencies categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category.

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company's and West Bank's capital amounts and ratios are presented in the following table:

                                                                          To Be Well-
                                                                       Capitalized Under
                                                       For Capital     Prompt Corrective
                                       Actual      Adequacy Purposes   Action Provisions
                                ----------------   -----------------   -----------------
(dollar amounts in thousands)    Amount    Ratio     Amount   Ratio      Amount    Ratio
                                --------   -----    -------   -----     --------   -----
AS OF DECEMBER 31, 2006:
   TOTAL CAPITAL (TO RISK-
      WEIGHTED ASSETS)
      CONSOLIDATED              $115,974   11.2%    $82,588    8.0%          N/A    N/A
      WEST BANK                  121,096   11.8      82,291    8.0      $102,864   10.0%

   TIER I CAPITAL (TO RISK-
      WEIGHTED ASSETS)
      CONSOLIDATED               107,480   10.4      41,294    4.0           N/A    N/A
      WEST BANK                   92,602    9.0      41,146    4.0        61,719    6.0

   TIER I CAPITAL (TO
      AVERAGE ASSETS)
      CONSOLIDATED               107,480    8.5      50,559    4.0           N/A    N/A
      WEST BANK                   92,602    7.3      50,439    4.0        63,049    5.0

As of December 31, 2005:
   Total Capital (to Risk-
      Weighted Assets)
      Consolidated              $107,450   10.8%    $79,227    8.0%          n/a    n/a
      West Bank                  111,303   11.3      78,926    8.0      $ 98,658   10.0%

   Tier I Capital (to Risk-
      Weighted Assets)
      Consolidated                99,835   10.1      39,613    4.0           n/a    n/a
      West Bank                   83,688    8.5      39,463    4.0        59,195    6.0

   Tier I Capital (to
      Average Assets)
      Consolidated                99,835    8.3      48,019    4.0           n/a    n/a
      West Bank                   83,688    7.0      48,122    4.0        60,152    5.0

The Bank is restricted as to the amount of dividends that may be paid to the Holding Company without prior regulatory approval. The Bank may not pay dividends that would result in its capital levels being reduced below the minimum requirements. As of December 31, 2006, the Bank had approximately $10.5 million of retained earnings available for dividends.

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. COMMON STOCK TRANSACTIONS

On July 19, 2006, the Board of Directors of the Company declared a 5% common stock dividend for holders of record on July 31, 2006. As a result of this action, 834,839 shares of common stock were issued. On July 14, 2004, the Board of Directors declared a 5% common stock dividend for holders of record on July 26, 2004. As a result of this action, 834,962 shares (restated for the subsequent 5% common stock dividend) of common stock were issued. Fractional shares resulting from both 5% common stock dividends were paid in cash.

On April 19, 2006 and April 13, 2005, respectively, the Board of Directors authorized the buy-back of the Company's common stock for periods of 12 months, in amounts not to exceed $5 million each. Since those authorizations, there have been no purchases of Company common stock and the earliest authorization expired on April 12, 2006. On April 15, 2004, the Board of Directors authorized the buy-back of the Company's common stock for a period of 12 months, in an amount not to exceed $5 million. During the authorization period, which has expired, 169,378 shares (restated for both of the 5% common stock dividends) were purchased in the second quarter of 2004 at a cost of $2,360,235.

On April 12, 2005, shareholders approved the West Bancorporation, Inc. Restricted Stock Compensation Plan. The plan provides awards to be made until March 1, 2015, with a maximum of 300,000 shares purchased in the open market to be issued as awards, subject to certain restrictions. The Compensation Committee of the Company's Board of Directors administers the Plan. As of December 31, 2006, no awards had been granted.

NOTE 13. COMMITMENTS AND CONTINGENCIES AND RELATED-PARTY LEASES

The Company leases real estate under several noncancelable operating lease agreements. Rent expense was approximately $1,494,000, $994,000 and $881,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

The Company leases certain real estate from two directors of the Company. Terms for two of the leases were renegotiated during 2006 and 2005, respectively, and terms of another noncancelable operating lease were consummated during 2006. Two leases expire in 2026 and the other expires in 2030. All terms are deemed to be at arm's-length. Rent expense to the related parties totaled approximately $266,000, $204,000 and $192,000 for the years ended December 31, 2006, 2005 and
2004, respectively.

The approximate total minimum rental commitments as of December 31, 2006 consisted of the following:

                   Related
(in thousands)      Party        Total
                 ----------   -----------
2007             $  321,000   $ 1,327,000
2008                310,000     1,142,000
2009                310,000     1,101,000
2010                310,000       973,000
2011                315,000       587,000
Thereafter        5,617,000     6,956,000
                 ----------   -----------
                 $7,183,000   $12,086,000
                 ==========   ===========

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The lease for a portion of the main office of the Bank expires April 30, 2007. The Company plans to remain in the current location and renew this lease which currently has an annual rent of approximately $294,000.

Required reserve balances: The Bank is required to maintain an average reserve balance with the Federal Reserve Bank. Required reserve balances were approximately $1,203,000 and $6,052,000 as of December 31, 2006 and 2005,
respectively.

Financial instruments with off-balance-sheet risk: The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as they do for on-balance-sheet instruments. The Company's commitments as of December 31, 2006 and 2005 consisted of the following approximate amounts:

(in thousands)                   2006       2005
                               --------   --------
Commitments to extend credit   $262,717   $247,849
Standby letters of credit        22,301     23,230
                               --------   --------
                               $285,018   $271,079
                               ========   ========

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments to extend credit generally expire within one year. Home equity commitments to extend credit of approximately $9,000,000 at December 31, 2006 expire within 10 years. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained is based on management's credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate, income-producing commercial properties, crops and livestock.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party, and generally expire within one year. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above, and is required in instances the Company deems necessary. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Bank would be required to fund the commitment. The maximum potential amount of future payments the Bank could be required to make is represented by the contractual amount shown in the summary above. If the commitment is funded, the Bank would be entitled to seek recovery from the customer. At December 31, 2006 and 2005, no amounts have been recorded as liabilities for the Bank's potential obligations under these guarantees.

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Concentrations of credit risk: Substantially all of the Company's loans, commitments to extend credit, and standby letters of credit have been granted to customers in the Company's market area (a 50-mile radius of the greater Des Moines, Iowa, metropolitan area and a 30-mile radius of the Iowa City, Iowa, metropolitan area). Securities issued by state and political subdivisions primarily involve governmental entities within the state of Iowa. The concentrations of credit by type of loan are set forth in Note 3. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit were granted primarily to commercial borrowers.

Contingencies: In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the consolidated financial statements.

NOTE 14. EMPLOYEE SAVINGS AND STOCK OWNERSHIP PLAN

The Company has an employee savings and stock ownership plan covering substantially all of its employees. The plan consists of two components. One component is an employee stock ownership plan. The other component is a profit sharing plan. Both components have a qualified cash or deferred arrangement under Code Section 401(k). The purpose of the plan is to offer participants a systematic program for the accumulation of retirement and savings income, as well as a means by which to obtain beneficial interest of ownership in company stock. The stock ownership component of the plan, which is optional, is intended to invest exclusively in common stock of the Company.

The contributions made by the Company to the profit sharing component are determined annually by the Board of Directors. Profit sharing expense for the years ended December 31, 2006, 2005 and 2004 totaled approximately $522,000, $358,000 and $413,000, respectively.

The plan allows eligible employees to defer a portion of their compensation ranging from 1% to the maximum dollar amount allowed by current law. The Company is required to match a portion of the employees' contribution. The Company's match is 100% of the first 2% of employee deferrals and 50% of the next 2% of employee deferrals. Expense for the years ended December 31, 2006, 2005 and 2004 totaled approximately $273,000, $180,000 and $170,000, respectively.

As of December 31, 2006 and 2005, the plan held 256,756 and 242,398 shares, respectively, (adjusted for 5% stock dividend), of Company stock. These shares are included in the computation of earnings per share. Dividends on shares held in the plan may be reinvested in Company stock or paid in cash to the participants.

NOTE 15. ESTIMATED FAIR VALUES OF FINANCIAL INSTRUMENTS

SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, are not necessarily indicative of the amounts that the Company could realize in a current market exchange. SFAS No. 107 excludes all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

     Cash and due from banks: The carrying amount approximates fair value.

     Federal funds sold and other short-term investments: The carrying amount approximates fair value.

     Securities: Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable financial instruments.

     Federal Home Loan Bank stock: The fair value of this restricted stock is estimated at its carrying value and redemption price of $100 per share.

     Loans: Fair values of loans are estimated using discounted cash flow analysis based on interest rates currently being offered for loans with similar terms to borrowers with similar credit quality.

     Deposits: The carrying amounts for demand and savings deposits, which represents the amounts payable on demand, approximates their fair values. Fair values for fixed-rate and variable-rate certificates of deposit are estimated using discounted cash flow analysis based on interest rates currently being offered on certificates with similar terms.

     Accrued interest receivable and payable: The fair values of both accrued interest receivable and payable approximate their carrying amounts.

     Federal funds purchased and securities sold under agreements to repurchase and other short-term borrowings: The carrying amounts of federal funds purchased and securities sold under agreements to repurchase and certain other short-term borrowings approximate their fair values. Fair values of long-term borrowings including subordinated notes are estimated using discounted cash flow analysis based on interest rates currently being offered with similar terms.

     Commitments to extend credit and standby letters of credit: The approximate fair values of commitments and standby letters of credit are based on the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and creditworthiness of the counterparties.

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The carrying amounts and approximate fair values are as follows as of December 31, 2006 and 2005:

                                                                  2006                     2005
                                                         ----------------------   ----------------------
                                                         CARRYING   APPROXIMATE   Carrying   Approximate
(in thousands)                                            AMOUNT     FAIR VALUE    Amount     Fair Value
                                                         --------   -----------   --------   -----------
Financial assets:
   Cash and due from banks                               $ 35,063     $ 35,063    $ 39,424     $ 39,424
   Federal funds sold and other short-term investments        615          615       1,241        1,241
   Securities available for sale                          256,731      256,731     270,334      270,334
   Federal Home Loan Bank stock                             4,847        4,847       4,384        4,384
   Loans, net                                             895,928      892,154     859,889      856,920
   Accrued interest receivable                              8,587        8,587       7,862        7,862
Financial liabilities:
   Deposits                                               925,334      925,228     944,893      944,855
   Federal funds purchased and securities sold
      under agreements to repurchase                      109,346      109,346      84,748       84,748
   Other short-term borrowings                              1,929        1,929       4,732        4,732
   Accrued interest payable                                 4,275        4,275       2,882        2,882
   Subordinated notes                                      20,619       21,090      20,619       21,769
   Long-term borrowings                                    85,400       81,578      78,569       78,604
   Off-balance-sheet financial instruments:
      Commitments to extend credit                             --           --          --           --
      Standby letters of credit                                --           --          --           --

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. OPERATING SEGMENTS

An operating segment is generally defined as a component of a business for which discreet financial information is available and whose operating results are regularly reviewed by the chief operating decision-maker. The Company's primary business segments are banking and investment advisory services. The banking segment generates revenue through interest and fees on loans, service charges on deposit accounts, interest on investment securities and fees for trust services. The banking segment includes West Bank, the Holding Company and related elimination entries between the two, as the Holding Company's operation is similar to the bank. The investment advisory segment generates revenue by providing investment portfolio management services to individuals, retirement plans, corporations, foundations, endowments and public entities. The investment advisory segment consists of WB Capital Management Inc. The "Other" column represents the elimination of intercompany balances. Selected financial information on the Company's segments is presented below for the years ended December 31, 2006, 2005 and 2004.

                                                            2006
                                                          SEGMENTS
                                      ------------------------------------------------
                                                   INVESTMENT
(in thousands)                          BANKING     ADVISORY     OTHER    CONSOLIDATED
                                      ----------   ----------   -------   ------------
Interest income                       $   79,738    $    --     $    (2)   $   79,736
Interest expense                          40,639         32          (2)       40,669
                                      ----------    -------     -------    ----------
Net interest income                       39,099        (32)         --        39,067
Provision for loan losses                  1,725         --          --         1,725
                                      ----------    -------     -------    ----------
Net interest income after provision
   for loan losses                        37,374        (32)         --        37,342
Noninterest income                         7,831      8,262        (222)       15,871
Noninterest expense                       17,128      7,772        (222)       24,678
                                      ----------    -------     -------    ----------
Income before income taxes                28,077        458          --        28,535
Income taxes                               8,935        193          --         9,128
                                      ----------    -------     -------    ----------
Net income                            $   19,142    $   265     $    --    $   19,407
                                      ==========    =======     =======    ==========
Depreciation and amortization         $      802    $   994     $    --    $    1,796
                                      ==========    =======     =======    ==========
Goodwill                              $   13,376    $11,554     $    --    $   24,930
                                      ==========    =======     =======    ==========
Total assets                          $1,253,618    $16,395     $(1,477)   $1,268,536
                                      ==========    =======     =======    ==========

                                                            2005
                                                          Segments
                                      ------------------------------------------------
                                                   Investment
(in thousands)                          Banking     Advisory     Other    Consolidated
                                      ----------   ----------   -------   ------------
Interest income                       $   63,475    $    --     $    --    $   63,475
Interest expense                          25,042         60          --        25,102
                                      ----------    -------     -------    ----------
Net interest income                       38,433        (60)         --        38,373
Provision for loan losses                  1,775         --          --         1,775
                                      ----------    -------     -------    ----------
Net interest income after provision
   for loan losses                        36,658        (60)         --        36,598
Noninterest income                         8,168      3,544        (195)       11,517
Noninterest expense                       16,020      2,820        (195)       18,645
                                      ----------    -------     -------    ----------
Income before income taxes                28,806        664          --        29,470
Income taxes                               9,131        264          --         9,395
                                      ----------    -------     -------    ----------
Net income                            $   19,675    $   400     $    --    $   20,075
                                      ==========    =======     =======    ==========
Depreciation and amortization         $      722    $   169     $    --    $      891
                                      ==========    =======     =======    ==========
Goodwill                              $   13,376    $ 9,869     $    --    $   23,245
                                      ==========    =======     =======    ==========
Total assets                          $1,230,959    $15,337     $(1,916)   $1,244,380
                                      ==========    =======     =======    ==========

                                                            2004
                                                          Segments
                                      ------------------------------------------------
                                                   Investment
(in thousands)                          Banking     Advisory     Other    Consolidated
                                      ----------   ----------   -------   ------------
Interest income                       $   49,599     $   --      $  --     $   49,599
Interest expense                          13,862         90         --         13,952
                                      ----------     ------      -----     ----------
Net interest income                       35,737        (90)        --         35,647
Provision for loan losses                  1,200         --         --          1,200
                                      ----------     ------      -----     ----------
Net interest income after provision
   for loan losses                        34,537        (90)        --         34,447
Noninterest income                         8,023      2,850       (167)        10,706
Noninterest expense                       14,464      2,671       (167)        16,968
                                      ----------     ------      -----     ----------
Income before income taxes                28,096         89         --         28,185
Income taxes                               9,538         33         --          9,571
                                      ----------     ------      -----     ----------
Net income                            $   18,558     $   56      $  --     $   18,614
                                      ==========     ======      =====     ==========
Depreciation and amortization         $      538     $  173      $  --     $      711
                                      ==========     ======      =====     ==========
Goodwill                              $   13,376     $1,162      $  --     $   14,538
                                      ==========     ======      =====     ==========
Total assets                          $1,145,686     $3,403      $(654)    $1,148,435
                                      ==========     ======      =====     ==========

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17. WEST BANCORPORATION, INC. (PARENT COMPANY ONLY) CONDENSED FINANCIAL STATEMENTS

                                 BALANCE SHEETS
                           DECEMBER 31, 2006 AND 2005

(in thousands)                                        2006       2005
                                                    --------   --------
ASSETS
Cash                                                $  2,318   $    554
Investment in securities available for sale              766      4,874
Investment in West Bank                              105,329     95,806
Investment in WB Capital Management Inc.              12,799     11,873
Investment in West Bancorporation Capital Trust I        619        619
Intercompany debentures from West Bank                20,000     20,000
Other assets                                           1,622      1,459
                                                    --------   --------
      TOTAL ASSETS                                  $143,453   $135,185
                                                    ========   ========
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
   Accrued expenses and other liabilities           $     22   $     45
   Note payable                                        9,000     10,000
   Subordinated notes                                 20,619     20,619
                                                    --------   --------
      TOTAL LIABILITIES                               29,641     30,664
                                                    --------   --------
STOCKHOLDERS' EQUITY
   Common stock                                        3,000      3,000
   Additional paid-in capital                         32,000     32,000
   Retained earnings                                  80,397     71,951
   Accumulated other comprehensive (loss)             (1,585)    (2,430)
                                                    --------   --------
      TOTAL STOCKHOLDERS' EQUITY                     113,812    104,521
                                                    --------   --------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY    $143,453   $135,185
                                                    ========   ========

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

(in thousands)                                     2006      2005      2004
                                                 -------   -------   -------
Operating income:
   Equity in net income of West Bank             $19,797   $19,670   $18,908
   Equity in net income of WB Capital
      Management Inc.                                265       400        56
   Equity in net income of West Bancorporation
      Capital Trust I                                 44        44        44
   Interest and dividend income                    1,575     1,607     1,547
   Net realized gains (losses) on sale of
      investment securities                          (36)       42         9
                                                 -------   -------   -------
                                                  21,645    21,763    20,564
                                                 -------   -------   -------
Operating expenses:
   Interest on notes payable                         606         3        --
   Interest on subordinated notes                  1,472     1,472     1,475
   Salaries and employee benefits                    218       229       465
   Other                                             594       369       293
                                                 -------   -------   -------
                                                   2,890     2,073     2,233
                                                 -------   -------   -------
      INCOME BEFORE INCOME TAXES                  18,755    19,690    18,331
Income tax (credits)                                (652)     (385)     (283)
                                                 -------   -------   -------
      NET INCOME                                 $19,407   $20,075   $18,614
                                                 =======   =======   =======

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

(in thousands)                                                        2006       2005       2004
                                                                    --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                       $ 19,407   $ 20,075   $ 18,614
   Adjustments to reconcile net income to net cash
      provided by operating activities:
      Equity in net income of West Bank                              (19,797)   (19,670)   (18,908)
      Equity in net income of WB Capital Management Inc.                (265)      (400)       (56)
      Equity in net income of West Bancorporation Capital Trust I        (44)       (44)       (44)
      Dividends received from West Bank                               11,100     10,800     15,275
      Dividends received from West Bancorporation Capital
         Trust I                                                          44         44         44
      (Gains) losses from sale of securities available for sale           36        (42)        (9)
      Amortization                                                        37         49         40
      Deferred income taxes                                                5        (83)        (1)
      Changes in assets and liabilities:
         Increase in other assets                                       (192)      (826)      (142)
         Increase (decrease) in accrued expenses and
            other liabilities                                            (23)      (221)        37
                                                                    --------   --------   --------
            NET CASH PROVIDED BY OPERATING ACTIVITIES                 10,308      9,682     14,850
                                                                    --------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds from sales of securities available for sale                4,789      2,441        945
   Purchases of securities available for sale                           (712)    (2,151)    (5,986)
   Purchase of Investors Management Group, Ltd.                           --    (10,000)        --
   Additional capitalization of WB Capital Management Inc.              (660)        --         --
   Capitalization of West Bancorporation Capital Trust I                  --         --       (619)
                                                                    --------   --------   --------
            NET CASH PROVIDED (USED IN) INVESTING ACTIVITIES           3,417     (9,710)    (5,660)
                                                                    --------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from issuance of subordinated debentures                      --         --        619
   Proceeds from long-term borrowing                                      --     10,000         --
   Principal payments on long-term borrowing                          (1,000)        --         --
   Purchase of fractional shares resulting from stock dividend            (5)        --         (2)
   Payment for shares reacquired under common stock
      repurchase plan                                                     --         --     (2,360)
   Dividends paid                                                    (10,956)   (10,689)   (10,484)
                                                                    --------   --------   --------
            NET CASH (USED IN) FINANCING ACTIVITIES                  (11,961)      (689)   (12,227)
                                                                    --------   --------   --------
            NET INCREASE (DECREASE) IN CASH                            1,764       (717)    (3,037)

CASH
   Beginning                                                             554      1,271      4,308
                                                                    --------   --------   --------
   Ending                                                           $  2,318   $    554   $  1,271
                                                                    ========   ========   ========

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                            2006
                                      -----------------------------------------------
THREE MONTHS ENDED                    MARCH 31   JUNE 30   SEPTEMBER 30   DECEMBER 31
------------------                    --------   -------   ------------   -----------
                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income                        $18,456   $20,204      $20,756       $20,320
Interest expense                         8,913    10,367       11,034        10,355
                                       -------   -------      -------       -------
   NET INTEREST INCOME                   9,543     9,837        9,722         9,965
Provision for loan losses                  450       450          450           375
                                       -------   -------      -------       -------
   NET INTEREST INCOME AFTER
      PROVISION FOR LOAN LOSSES          9,093     9,387        9,272         9,590
Noninterest income                       3,881     3,960        4,150         3,880
Noninterest expense                      6,312     6,182        6,097         6,087
                                       -------   -------      -------       -------
   INCOME BEFORE INCOME TAXES            6,662     7,165        7,325         7,383
Income taxes                             2,117     2,283        2,348         2,380
                                       -------   -------      -------       -------
   NET INCOME                          $ 4,545   $ 4,882      $ 4,977       $ 5,003
                                       =======   =======      =======       =======
Net income per common share - basic    $  0.26   $  0.28      $  0.28       $  0.29
                                       =======   =======      =======       =======

                                                            2005
                                      -----------------------------------------------
Three months ended                    March 31   June 30   September 30   December 31
------------------                    --------   -------   ------------   -----------
                                           (in thousands, except per share data)
Interest income                        $14,457   $15,285      $16,152       $17,581
Interest expense                         4,860     5,811        6,790         7,641
                                       -------   -------      -------       -------
   NET INTEREST INCOME                   9,597     9,474        9,362         9,940
Provision for loan losses                  375       500          450           450
                                       -------   -------      -------       -------
   NET INTEREST INCOME AFTER
      PROVISION FOR LOAN LOSSES          9,222     8,974        8,912         9,490
Noninterest income                       2,527     3,008        3,032         2,950
Noninterest expense                      4,590     4,616        4,654         4,785
                                       -------   -------      -------       -------
   INCOME BEFORE INCOME TAXES            7,159     7,366        7,290         7,655
Income taxes                             2,317     2,381        2,327         2,370
                                       -------   -------      -------       -------
   NET INCOME                          $ 4,842   $ 4,985      $ 4,963       $ 5,285
                                       =======   =======      =======       =======
Net income per common share - basic    $  0.28   $  0.28      $  0.28       $  0.30
                                       =======   =======      =======       =======

STOCK INFORMATION

West Bancorporation, Inc. common stock is traded on the NASDAQ Global Market and quotations are furnished by the NASDAQ System. There were 293 common stockholders of record on December 31, 2006, and an estimated 940 additional beneficial holders whose stock was held in street name by brokerage houses.

MARKET AND DIVIDEND INFORMATION (1)    High      Low    Dividends
-----------------------------------   ------   ------   ---------
2006
1st quarter                           $18.95   $16.67     $0.152
2nd quarter                            19.98    15.24      0.152
3rd quarter                            18.10    15.61      0.160
4th quarter                            19.02    16.69      0.160

2005
1st quarter                           $18.33   $15.17     $0.152
2nd quarter                            18.18    14.61      0.152
3rd quarter                            19.07    16.43      0.152
4th quarter                            19.00    16.67      0.152

(1) In July 2006, the Company's Board of Directors authorized a 5 percent common stock dividend. Per share numbers in this table have been adjusted for that stock dividend.

The prices shown above are the high and low sale prices for the Company's common stock. The market quotations, reported by NASDAQ, do not include retail markup, markdown or commissions.

NASDAQ SYMBOL: WTBA
Wall Street Journal and
Other Newspapers: WestBcp

TRANSFER AGENT/DIVIDEND PAYING AGENT
Illinois Stock Transfer Company
209 West Jackson Boulevard, Suite 903
Chicago, Illinois 60606-6905
800-757-5755
www.illinoisstocktransfer.com

FORM 10-K

Copies of the Company's annual report to the Securities and Exchange Commission on Form 10-K will be mailed when available without charge to shareholders upon written request. Such written request should be directed to the Chief Financial Officer, West Bancorporation, Inc., 1601 22nd Street, West Des Moines, Iowa 50266. It will also be available on the Securities and Exchange Commission's website at http://www.sec.gov/edgar/searchedgar/webusers.htm and through a link in the Investor Relations section of the Company's website at www.westbankiowa.com.

                                                     (WEST BANCORPORATION LOGO)

                                                      West Bancorporation, Inc.

                                                   ANNUAL MEETING OF SHAREHOLDERS
                                                THURSDAY, APRIL 19, 2007 AT 4:00 P.M.
                                                1601 22ND STREET, WEST DES MOINES, IA

                                     YOU CAN VOTE IN ONE OF TWO WAYS: 1) BY MAIL, 2) BY INTERNET

                                        See the reverse side of this sheet for instructions.

                                IF YOU ARE NOT VOTING BY INTERNET, COMPLETE BOTH SIDES OF PROXY CARD,
                                           DETACH AND RETURN IN THE ENCLOSED ENVELOPE TO:

                                                     Illinois Stock Transfer Co.
                                                209 West Jackson Boulevard, Suite 903
                                                       Chicago, Illinois 60606

                                                                                                     DETACH ATTENDANCE CARD HERE AND
                                      DETACH PROXY CARD HERE                                               MAIL WITH PROXY CARD
------------------------------------------------------------------------------------------------------------------------------------
This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED (1) FOR THE ELECTION OF THE
NOMINEES LISTED IN PROPOSAL 1; AND (2) IN THE DISCRETION OF THE NAMED PROXIES UPON SUCH OTHER
MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

VOTER CONTROL NUMBER ABOVE NAME HERE

                                                                                                     West Bancorporation, Inc.

                                                                                                     If you plan to personally
                                                                        Dated ______________, 2007   attend the Annual Meeting of
                                                                                                     Shareholders, please check the
                                                                        __________________________   box below and list names of
                                                                                                     attendees on reverse side.
                                                                        __________________________
                                                                                                     Return this stub in the
                                                                        __________________________   enclosed envelope with your
                                                                        (PLEASE SIGN HERE)           completed proxy card.

Please sign exactly as name appears above. When shares are held by joint tenants, both should                I do plan to attend [ ]
sign. When signing as administrator, attorney, executor, guardian or trustee, please give full                  the 2007 meeting
title as such. If a corporation, authorized officer please sign full corporate name and indicate office held.

                                                           TO VOTE BY MAIL

To vote by mail, complete both sides, sign and date the proxy card below. Detach the card below and return it in the envelope provided.

                                                         TO VOTE BY INTERNET

Your Internet vote is quick, confidential and your vote is immediately submitted. Just follow these easy steps:

     1.   Read the accompanying Proxy Statement.

     2.   Visit our internet voting site at HTTP://WWW.ILLINOISSTOCKTRANSFER.COM, click on the heading "Internet Voting" and follow the instructions on the screen.

     3.   When prompted for your Voter Control Number, enter the number printed just above your name on the front of the proxy card.

Please note that all votes cast by Internet must be COMPLETED and SUBMITTED prior to Tuesday, April 17, 2007 at 11:59 p.m. Central
Time. Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

THIS IS A "SECURED" WEB PAGE SITE. YOUR SOFTWARE AND/OR INTERNET PROVIDER MUST BE "ENABLED" TO ACCESS THIS SITE. PLEASE CALL YOUR
SOFTWARE OR INTERNET PROVIDER FOR FURTHER INFORMATION IF NEEDED.

                                IF YOU VOTE BY INTERNET, PLEASE DO NOT RETURN YOUR PROXY CARD BY MAIL

------------------------------------------------------------------------------------------------------------------------------------
        PLEASE LIST          WEST BANCORPORATION, INC. WEST DES MOINES, IOWA                                                   PROXY
NAMES OF PERSONS ATTENDING
                             PROXY FOR ANNUAL MEETING OF SHAREHOLDERS ON APRIL 19, 2007
__________________________
                             The undersigned hereby appoints Thomas E. Stanberry and Steven G. Chapman, or either of them, the
__________________________   undersigned's attorneys and proxies, with full power of substitution, to vote all shares of Common
                             Stock of West Bancorporation, Inc. which the undersigned is entitled to vote as of the record date,
__________________________   February 15, 2007, as fully as the undersigned could do if personally present, at the Annual Meeting of
                             Shareholders of said corporation to be held in the Conference Center at the headquarters of the
__________________________   Company, located at 1601 22nd Street, West Des Moines, Iowa, on Thursday, April 19, 2007 at 4:00 p.m.,
                             Central Time, and at any and all adjournments thereof.

                             THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

                             1.   Election of Directors: 01 Frank W. Berlin      05 Orville E. Crowley   08 Thomas E. Stanberry
                                                         02 Wendy L. Carlson     06 George D. Milligan   09 Jack G. Wahlig
                                                         03 Steven G. Chapman    07 Robert G. Pulver     10 Connie Wimer
                                                         04 Michael A. Coppola

                                  [ ] Vote FOR all nominees listed above         [ ] Vote WITHHELD from all nominees
                                      (except as marked to the contrary below)

                             TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE, WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE
                             SPACE PROVIDED TO THE RIGHT. __________________________________________________________________________

                             2.   In accordance with their discretion, upon all other matters that may properly come before said meeting and any adjournments or postponements thereof.

                                                                               (Continued and to be signed and dated, on other side)